Exhibit 10.46

AMENDMENT NO. 6 TO TERM LOAN AGREEMENT

This AMENDMENT NO. 6 TO TERM LOAN AGREEMENT (this “Amendment”) is entered into as of December 22, 2009 by and among BURLINGTON MORELOS, S.A DE C.V., a Mexican stock limited liability corporation (the “Borrower”), the other Credit Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, for itself and as Agent, and the other Lenders signatory hereto. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Term Loan Agreement (as hereinafter defined).

R E C I T A L S:

WHEREAS, Borrower, the Agent and the Lenders entered into the Term Loan Agreement dated as of December 29, 2006 (as amended, supplemented, restated or otherwise modified from time to time, the “Term Loan Agreement”);

WHEREAS, the parties to the Term Loan Agreement have agreed to an amendment to the Term Loan Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1 Amendments to the Term Loan Agreement. The Term Loan Agreement is hereby amended as reflected in Annex A hereto.

2 Amendment to Term Loan Agreement Schedules. Schedule 1.21 to the Term Loan Agreement is hereby amended as reflected in Annex B hereto (the Lenders listed therein, the “Extending Lenders”).

3 Conditions to Effectiveness. This Amendment shall be effective on the date when each of the following conditions has been satisfied:

(a) Agent shall have received all of the agreements, documents, instruments and other items set forth on the Closing Documents Checklist attached hereto as Annex C required to be delivered as of the date hereof, each in form and substance reasonably satisfactory to Agent;

(b) The CIT Group/Commercial Services, Inc. shall have received from the Borrower an aggregate amount equal to the CIT Payment Amount (as defined in Annex A hereto); and

(c) Agent, for the ratable benefit of the Extending Lenders, as consideration for execution and delivery of this Amendment, shall have received an amendment fee in the amount of $78,448.26, which amendment fee shall be fully earned on the date hereof and shall be non-refundable when paid.

4 Conditions Subsequent. Agent shall have received all of the agreements, documents, instruments and other items set forth on the Post Closing Documents Checklist attached hereto as Annex D within the period of time set forth therein for delivery (each such period, as may be extended by the Agent in its sole discretion), each in form and substance reasonably satisfactory to Agent. Failure by Borrower to execute and deliver any such agreements, documents, instruments and other items in accordance with the previous sentence shall constitute an immediate Event of Default under the Term Loan Agreement.

5 Miscellaneous.

5.1 Effect; Ratification.

(a) Except as specifically set forth above, the Term Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, each Credit Party reaffirms its guaranty of the Obligations and the Liens securing those guaranties.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Term Loan Agreement or any other Loan Document, nor constitute amendment of any provision of the Term Loan Agreement or any other Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Term Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Term Loan Agreement, as amended hereby.

(c) Borrower acknowledges and agrees that the amendments and waivers set forth herein are effective solely for the purposes set forth herein and that the execution and delivery by Agent of this Amendment shall not be deemed (i) except as expressly provided in this Amendment, to be a consent to any amendment, waiver or modification of any term or condition of the Term Loan Agreement or of any other Loan Document, (ii) to create a course of dealing or otherwise obligate Agent or Lenders to forbear, waive, consent or execute similar amendments under the same or similar circumstances in the future, or (iii) to amend, prejudice, relinquish or impair any right of Agent or Lenders to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Amendment.

5.2 Counterparts and Signatures by Fax. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together one and the same instrument. Any party delivering an executed counterpart of this Amendment by fax shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

5.3 Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

5.4 Loan Document. This Amendment shall constitute a Loan Document.

5.5 GOVERNING LAW. THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BORROWER:

BURLINGTON MORELOS, S.A DE C.V.

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President

[Signature Page to Amendment No. 6 to Term Loan Agreement]

OTHER CREDIT PARTIES:

PARRAS CONE DE MÉXICO, S.A. DE C.V.

By:	/s/ C. Matthew Haynes
Name:	C. Matthew Haynes
Title:	Director

ADMINISTRACIÓN PARRAS CONE, S.A. DE C.V.

By:	/s/ C. Matthew Haynes
Name:	C. Matthew Haynes
Title:	Director

MANUFACTURAS PARRAS CONE, S.A. DE C.V.

By:	/s/ C. Matthew Haynes
Name:	C. Matthew Haynes
Title:	Director

BURLINGTON YECAPIXTLA, S.A. DE C.V.

By:	/s/ Russell M. Robinson, III
Name:	Russell M. Robinson, III
Title:	Attorney-in-fact

CONE DENIM YECAPIXTLA, S.A. DE C.V.

By:	/s/ Russell M. Robinson, III
Name:	Russell M. Robinson, III
Title:	Attorney-in-fact

CASIMIRES BURLMEX, S.A. DE C.V.

By:	/s/ Russell M. Robinson, III
Name:	Russell M. Robinson, III
Title:	Attorney-in-fact

SERVICIOS BURLMEX, S.A. DE C.V.

By:	/s/ Russell M. Robinson, III
Name:	Russell M. Robinson, III
Title:	Attorney-in-fact

[Signature Page to Amendment No. 6 to Term Loan Agreement]

APPAREL FABRICS PROPERTIES, INC.
BURLINGTON INDUSTRIES V, LLC
CONE ADMINISTRATIVE AND SALES LLC
CONE INTERNATIONAL HOLDINGS II, INC.
INTERNATIONAL TEXTILE GROUP ACQUISITION GROUP LLC
BURLINGTON WORLDWIDE INC.
CONE DENIM WHITE OAK LLC
CONE INTERNATIONAL HOLDINGS, INC.
CONE ACQUISITION LLC
WLR CONE MILLS IP, INC.

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President

VALENTEC WELLS, LLC
By: International Textile Group, Inc., its sole member

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President

[Signature Page to Amendment No. 6 to Term Loan Agreement]

INTERNATIONAL TEXTILE GROUP, INC.
BURLINGTON INDUSTRIES LLC
CONE JACQUARDS LLC
CONE DENIM LLC
CARLISLE FINISHING LLC
SAFETY COMPONENTS FABRIC TECHNOLOGIES, INC.

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President

NARRICOT INDUSTRIES LLC

By: International Textile Group, Inc., its sole member

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President

[Signature Page to Amendment No. 6 to Term Loan Agreement]

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent and a Lender

By:	/s/ James DeSantis
Title:	Its Duly Authorized Signatory

[Signature Page to Amendment No. 6 to Term Loan Agreement]

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

[Signature Page to Amendment No. 6 to Term Loan Agreement]

BANK OF AMERICA, NA, as a Lender

By:	/s/ John Yankauskas
Name:	John Yankauskas
Title:	Sr. Vice President

[Signature Page to Amendment No. 6 to Term Loan Agreement]

ANNEX A

TERM LOAN AGREEMENT

Dated as of December 29, 2006

by and among

BURLINGTON MORELOS, S.A. DE C.V.,

as the Borrower,

GENERAL ELECTRIC CAPITAL CORPORATION

for itself, as a Lender, and as the Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

UBS SECURITIES LLC,

as Lead Arranger and Bookrunner

GE CAPITAL MARKETS, INC.

as Co-Lead Arranger and Co-Bookrunner

TABLE OF CONTENTS

1.	Definitions	1
2.	The Facility	20
2.1	The Term Loans	20
2.2	Promissory Notes	20
2.3	Borrowing Mechanics for Term Loans.	20
2.4	Use of Proceeds	20
2.5	Repayments	20
2.6	Prepayments.	21
2.7	Interest.	23
2.8	Default Interest	24
2.9	Payments	24
2.10	Application of Payments	24
2.11	Break Funding Losses	25
2.12	Changes; Legal Restrictions	25
2.13	Illegality	25
2.14	Taxes	26
2.15	Currency Inconvertibility	26
2.16	Maximum Rate	26
2.17	Fees	27
2.18	Pro Rata Shares; Settlement	27
2.19	Replacement of Lenders	28
3.	Security	29
3.1	Security in Collateral; Delivery of Guaranty Trust.	29
3.2	Value of Collateral; Valuation of the Collateral	30
4.	Conditions Precedent	30
4.1	Conditions Precedent	30
5.	Representations and Warranties	33
5.1	Organization	33
5.2	Financial Statements	33
5.3	Enforceable Obligations; Authorization	33
5.4	Litigation	33
5.5	Rank	34
5.6	No Adverse Changes	34
5.7	Liens	34
5.8	No Default	34
5.9	No Immunity	34
5.10	No Taxes	34
5.11	Disclosure	34
5.12	Compliance with Laws	34
5.13	Environmental Laws	34
5.14	Insurance	35
5.15	Solvency	35
5.16	Activities of Administración Parras Cone, S.A. de C.V. and Manufacturas Parras Cone, S.A. de C.V.	35
6.	Affirmative Covenants	35

i

6.1	Compliance with Laws	35
6.2	Financial Statements and Information	35
6.3	Notice of Certain Matters	36
6.4	Use of Proceeds	36
6.5	Inspection of Property; Books and Records	36
6.6	Insurance.	37
6.7	Certificates; Other Information	39
6.8	Payment of Obligations	39
6.9	Conduct of Business and Maintenance of Existence	39
6.10	Licenses	40
6.11	Ranking	40
6.12	Guarantors	40
6.13	Hazardous Substances	40
6.14	Notices Regarding Hazardous Substances	40
6.15	Further Assurances	40
6.16	Collateral	41
6.17	Maintenance of Property	41
7.	Negative Covenants	41
7.1	Mergers	41
7.2	Sale of Assets	41
7.3	Sale and Lease-Back Transactions	42
7.4	Other Indebtedness; Cancellation of Indebtedness; Affiliate Transactions.	42
7.5	Liens	42
7.6	Restriction on Dividend Payments and Intercompany Transfers.	43
7.7	Restriction on Amendments to Organizational Documents	43
7.8	Changes in Business	43
7.9	Permitted Activities of Administración Parras Cone, S.A. de C.V. and Manufacturas Parras Cone, S.A. de C.V.	43
8.	Specific Financial Covenants	43
8.1	Minimum Collateral Coverage Ratio	43
8.2	Fixed Charge Coverage Ratio	44
8.3	Maximum Capital Expenditures	44
9.	Events of Default and Remedies	45
9.1	Events of Default	45
9.2	Remedies Cumulative	48
10.	The Agent	48
10.1	Appointment and Duties.	48
10.2	Binding Effect	49
10.3	Use of Discretion	49
10.4	Delegation of Rights and Duties	49
10.5	Reliance and Liability.	49
10.6	Agent Individually	50
10.7	Lender Credit Decision.	51
10.8	Expenses; Indemnities.	51
10.9	Resignation of Agent.	52
10.10	Release of Collateral or Guarantors	52

ii

11.	Miscellaneous	53
11.1	No Waiver, Amendment, Optional Notice.	53
11.2	Notices; Electronic Transmission.	54
11.3	Governing Law; Jurisdiction; Waiver.	56
11.4	Survival, Parties Bound; Reinstatement	57
11.5	Counterparts	57
11.6	Language	57
11.7	Captions	57
11.8	Expenses	58
11.9	Entire Agreement	58
11.10	Severability	58
11.11	Assignment; Participations.	58
11.12	Indemnification	60
11.13	Indemnity Regarding Use of Real Property	60
11.14	Indemnity Regarding Hazardous Substances	60
11.15	Judgment Currency	61
11.16	No Strict Construction	61
11.17	Confidentiality	61
11.18	Set-off; Sharing of Payments.	62
11.19	No Third Parties Benefited	62
11.20	Lender-Creditor Relationship	63

Schedules

Schedule 1.21	Commitments
Schedule 1.105	Permitted Encumbrances
Schedule 5.12	Compliance
Schedule 7.4(a)	Indebtedness

Exhibits

Exhibit A	Compliance Certificate
Exhibit B	Reserved
Exhibit C	Security Agreement
Exhibit D	Guaranty Trust Agreement
Exhibit E	Promissory Note
Exhibit F-1	Opinion of Mexican Counsel
Exhibit F-2	Opinion of U.S. Counsel
Exhibit F-3	Opinion of UK Counsel
Exhibit G	Affiliate Guaranty and Security Agreement
Exhibit H	Notice of Borrowing and Disbursement
Exhibit I	UK Debenture
Exhibit J	UK Share Charge
Exhibit K	Notice of Continuation

iii

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 29, 2006, by and among BURLINGTON MORELOS, S.A. DE C.V., a Mexican stock limited liability corporation (sociedad anónima de capital variable) (“Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender, and such Lenders.

RECITALS

WHEREAS, Borrower has requested and Lenders have agreed to provide a term credit facility in the principal amount of up to US$15,000,000 for the purpose of repaying the Existing Indebtedness (as hereinafter defined); and

WHEREAS, the obligations hereunder are secured by a pledge of certain property and assets of Borrower;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, warranties and undertakings contained herein, the parties hereto hereby agree as follows:

1. Definitions

In the Loan Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and any reference to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (vii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

As used in this Agreement and any other Loan Document, each capitalized term and title herein shall be defined as set forth in this Agreement unless otherwise specifically provided herein and shall not mean, and shall not be construed to refer or relate to (a) any term, or Person with any title or in any capacity, (b) any obligation of any Person, or (c) any property or assets constituting collateral, in each case, under the Revolving Loan Agreement or any document executed in connection therewith.

Except as otherwise provided herein, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement or any other Loan Document shall be made, in accordance with GAAP.

1.1 “18% Senior Note Subordinated Indebtedness” means Indebtedness (as defined in the Revolving Credit Agreement) incurred pursuant to the 18% Senior Note Documents in the initial principal amount of $80,000,000.

1.2 “18% Senior Note Documents” means (i) the Senior Subordinated Note Purchase Agreement, dated as of June 7, 2007 (“Senior Note Purchase Agreement”) among ITG and the purchasers set forth therein (the “Senior Note Purchasers”); (ii) the $80,000,000 aggregate principal amount of 18.00% Senior Subordinated Notes due 2011 issued to the Senior Note Purchasers on June 7, 2007 (such notes, the “Initial Notes”), any “PIK Notes” (as defined in the Initial Notes) and any such notes issued in substitution for the Initial Notes pursuant to Section 14 of the Senior Note Purchase Agreement; and (iii) the pledge agreement dated as of June 7, 2007 made by ITG in favor of the Senior Note Purchasers.

1.3 “Account” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by Borrower or any Subsidiary Guarantor, including (a) all accounts receivable, other receivables, book debts and other forms of obligations, (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of Borrower’s and any Subsidiary Guarantor’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of Borrower’s and any Subsidiary Guarantor’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods) and (d) all collateral security of any kind, given by any Debtor or any other Person with respect to any of the foregoing.

1.4 “Affected Lender” has the meaning specified in Section 2.19.

1.5 “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the shares of capital stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s Responsible Officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the Agent and the Lenders shall not be considered “Affiliates” of Borrower.

1.6 “Affiliate Guaranty and Security Agreement” means the Guaranty and Security Agreement of even date herewith substantially in the form of Exhibit G attached hereto, executed by each of the U.S. Affiliates in favor of the Agent.

1.7 “Agreement” has the meaning specified in the introductory paragraph hereto.

1.8 “Asset Sale” means the sale, transfer or other disposition (by way of merger or otherwise) by Borrower or any of its Subsidiaries, or GE Capital Bank, S.A., Institución de Banca Múltiple, GE Capital Grupo Financiero, División Fiduciaria, in its capacity as the trustee under the Guaranty Trust, to any Person (other than Borrower or any of its Subsidiaries) of any assets of Borrower or such Subsidiary (other than dispositions permitted by Section 7.2).

1.9 “Assignee” has the meaning specified in Section 11.11(b).

1.10 “Borrower” has the meaning specified in the introductory paragraph hereto, which is the holder of the shares representing ninety-nine point ninety-nine percent (99.99%) of the outstanding capital stock of all classes of Parras Cone.

1.11 “BST” means Global Safety Textiles Holdings LLC (f/k/a BST US Holdings, Inc.), a Delaware limited liability company.

1.12 “BST Facility” means that certain Term and Revolving Facilities Agreement dated as of December 8, 2006, by and among BST Safety Textiles Acquisition GmbH, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, and the other Persons signatory thereto.

1.13 “Business Day” means a LIBOR Business Day other than any day on which commercial banks are authorized or required to close in New York, New York or Mexico City, Federal District, Mexico.

1.14 “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

1.15 “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

1.16 “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which, in accordance with GAAP, appears as a liability on a balance sheet of such Person.

1.17 “Casualty Event” means, with respect to any property (including the Collateral) of Borrower or any Subsidiary of Borrower, any loss of title with respect to real property or any theft, loss or destruction of or damage to, or any condemnation or other taking (including by any Governmental Authority) of, such property for which Borrower, any Subsidiary of Borrower or the Trustee receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” shall include, but not be limited to, any expropriation or taking of any real property (including the Collateral) of Borrower or any Subsidiary of Borrower or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of any real property of Borrower or such Subsidiary or any part thereof, by any Governmental Authority, civil or military.

1.18 “Change of Control” means any event, transaction or occurrence as a result of which (a) Cone Denim LLC ceases to own and control, directly or indirectly, all of the economic and voting rights associated with ownership of one hundred percent (100%) of the outstanding Equity Interests of Borrower on a fully diluted basis, (b) Borrower and Cone, collectively, cease to own and control all of the economic and voting rights associated with all of the outstanding Equity Interests of any of the Subsidiary Guarantors, (c) any event under Section 7.1(m) of the Revolving Loan Agreement (as in effect on the Closing Date) shall have occurred or (d) a “Change of Control” as defined in the 18% Senior Note Documents shall have occurred.

1.19 “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Obligations, (b) the employees, payroll, income or gross receipts of Borrower or its Subsidiaries, (c) Borrower’s or any of its Subsidiaries’ ownership or use of any properties or other assets, or (d) any other aspect of Borrower’s or any of its Subsidiaries’ business.

1.20 “CIT Payment Amount” means, as at any date of determination, the aggregate principal amount of, and accrued and unpaid interest and fees in respect of, all outstanding Term Loans of The CIT Group/Commercial Services, Inc.

1.21 “Closing Date” means December 29, 2006.

1.22 “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

1.23 “Collateral” means, (a) initially (i) the Parras Cone Machinery and Equipment, (ii) the Parras Cone Land and Buildings, (iii) insurance policies relating to assets of Parras Cone, (iv) the Parras Cone Receivables, and (v) contractual rights of Parras Cone relating to the Parras Cone Land and Buildings and the Parras Cone Machinery and Equipment; (b) subsequent to the Closing Date, any and all after acquired property or assets comprising any of the collateral categories listed in subclause (a) above owned by Borrower or Borrower’s Subsidiaries; (c) the Shares (less one share of the Subsidiary Guarantors (other than the Specified Guarantors) owned by Cone which shall be pledged in favor of the Agent under the Pledge Agreement); and (d)

when the holder(s) of the capital stock of the Specified Guarantors shall have executed and delivered a pledge agreement pledging such shares in favor of Agent as security for the Obligations, the capital stock of the Specified Guarantors. In no event shall any property or assets constituting Collateral under this Agreement be considered as or included in “Collateral” under and as defined in the Revolving Loan Agreement (provided that any Parras Cone Receivables that have been sold or otherwise transferred to a U.S. Affiliate shall be deemed to be “Collateral” under and as defined in the Revolving Loan Agreement and not Collateral under this Agreement).

1.24 “Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Commitments” means such commitments of all Lenders in the aggregate.

1.25 “Compliance Certificate” means the Compliance Certificate substantially in the form of Exhibit A attached hereto, to be delivered by Borrower in accordance with Section 6.7(a).

1.26 “Cone” means Cone International Holdings II, Inc., a Delaware corporation and holder of at least one share of the outstanding capital stock of all of the Subsidiary Guarantors.

1.27 “Consolidated EBITDA” means EBITDA of the Borrower and the Subsidiary Guarantors, on a consolidated basis and determined in accordance with GAAP.

1.28 “Consolidated Funded Senior Debt” means, as of any date of determination, the amount of outstanding Term Loans.

1.29 “Consolidated Interest Expense” means, for any period, without duplication, the aggregate of all gross interest paid or accrued of Borrower and the Subsidiary Guarantors as determined on a consolidated basis in accordance with GAAP (including, without limitation, the interest portion of Capital Lease Obligations of Borrower and the Subsidiary Guarantors, but specifically excluding capitalized interest and the interest portion of operating leases of Borrower and the Subsidiary Guarantors which are treated as Capital Leases for tax purposes), other than deferred financing costs not paid in cash (in each case, excluding any intercompany interest expense and after eliminating all offsetting debits and credits between Borrower and the Subsidiary Guarantors and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Borrower and the Subsidiary Guarantors in accordance with GAAP).

1.30 “Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security acceptable to the Agent or has established adequate reserves with respect to the contested items in accordance with GAAP; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) neither such Person nor any of its Responsible Officers, directors or employees nor any Secured Party or its respective officers, directors or employees is, or could reasonably be expected to become, subject to any criminal liability or sanction in connection with such contested items; and (d) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not, and would not reasonably be expected to, result in a Material Adverse Effect (after taking into account any bond, security or other reserve being maintained by such Person in respect thereof).

1.31 “Credit Party” means Borrower and each Guarantor.

1.32 “Debt Issuance” means the incurrence by Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date.

1.33 “Debtor” means any Person who may become obligated to Borrower under, with respect to, or on account of, an Account.

1.34 “Default” has the meaning specified in the definition “Event of Default”.

1.35 “Dollars” or “US$” means lawful currency of the United States.

1.36 “EBITDA” means, for any period for which the amount thereof is to be determined, net income (or loss) of any Person, but excluding: (a) the income (or loss) of any entity which is not a Wholly-Owned Subsidiary of such Person, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Wholly-Owned Subsidiaries in cash by such entity during such period and the payment of dividends or similar distributions by that entity is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that entity; (b) the income (or loss) of any entity accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that entity’s assets are acquired by such Person or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) non-cash gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the ordinary course of business of such Person and its Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other extraordinary or non-recurring gains or losses of such Person or its Subsidiaries, and related tax effects in accordance with GAAP, plus (1) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period, (2) interest expense (less interest income) deducted in calculating net income (or loss) for such period, (3) all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period, (4) all non-cash last-in first-out expenses for such period and (5) all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period, including to the extent not otherwise added back, without duplication, (A) non-cash restructuring charges and (B) non-cash purchase accounting adjustments.

1.37 “E-Fax” means any system used to receive or transmit faxes electronically.

1.38 “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

1.39 “Environmental Laws” means all current and future laws, regulations, ordinances or other requirements of any Governmental Authority relating to or imposing liability or standards of conduct concerning the protection of health or the environment or Hazardous Substances, which are applicable to Borrower, any of the Subsidiary Guarantors or the Collateral.

1.40 “Equipment” means “equipment” as such term is defined in the Code.

1.41 “Equity Interest” means, with respect to any Person, any and all shares, partes sociales, beneficiary interests in voting and control trusts, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person; if such person is a partnership (or Mexican equivalent thereof), partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the Closing Date.

1.42 “Equity Issuance” means, without duplication, any issuance or sale by Borrower or any of its Subsidiaries (other than to Borrower or any of its Subsidiaries) after the Closing Date of (a) any Equity Interests (including any Equity Interests issued upon exercise of any warrant or option (or the Mexican equivalent of a warrant or option)) or any warrants or options (or the Mexican equivalent of warrants or options) to purchase Equity Interests or (b) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in the issuing or selling Person.

1.43 “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

1.44 “E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

1.45 “Event of Default” means any of the events specified in Article 9 as an Event of Default, provided that any requirement specified in connection with each such Event of Default including the giving of notice, lapse of time, and the happening of any other necessary condition or event has been satisfied; and “Default” means any such event, regardless of whether such requirements have been satisfied.

1.46 “Evidence of Corporate Authority” means, with respect to Borrower or any Subsidiary Guarantor, (i) a notarized copy of the duly formalized and duly authorized power of attorney whereby the board of directors or the shareholders, pursuant to a duly convened meeting, authorize the Responsible Officers to execute loan documents in general, including any Loan Document, on behalf of Borrower or such Subsidiary Guarantor, or (ii) in the absence of the evidence described in the above clause (i), the Agent may, in its sole and absolute discretion, accept notarized copies of the corporation’s Organizational Documents and powers of attorney, in forms satisfactory to the Agent, and (iii) a certificate, in a form reasonably satisfactory to the

Agent, of the chief financial officer or secretary of the board of directors of Borrower or such Subsidiary Guarantor which certifies as to the incumbency, authority and signatures of the Responsible Officers of Borrower or such Subsidiary Guarantor who execute any Loan Document.

1.47 “Excess Amount” has the meaning specified in Section 8.3.

1.48 “Excess Withholding Taxes” means, with respect to any Lender, any withholding taxes, or any portion thereof, which would not have been imposed but for (a) failure by such Lender (i) to provide to Borrower a letter specifying that such Lender is the effective beneficiary of the interest payments hereunder and under its Promissory Note, as set forth in the “Miscellaneous Tax Resolution for 2006” (Resolución Miscelanea Fiscal para 2006) or any equivalent general rules in effect thereafter while this Agreement shall remain in full force and effect, (ii) to use reasonable commercial efforts to complete and file with the appropriate governmental authority, or to provide to Borrower such forms, certificates, information, applications or declarations required by any such law, rule or regulation enacted or issued by Mexico or any political subdivision thereof or authority therein, or a double taxation treaty to which Mexico is a party that are a precondition for a reduction of or exemption from such Taxes to which such Lender is entitled (provided that, such Lender shall not be under any obligation to provide any information to Borrower which it deems, in its reasonable judgment, to be confidential or legally or commercially prejudicial to such Lender), or (iii) to use its reasonable commercial efforts to maintain its status as a Registered Entity, or (b) the assignment of the Term Loans or any portion thereof to an entity which is not a Mexican bank or a Registered Entity at the time of such assignment or which subsequently fails to comply with the provisions of clauses (a)(i) through (a)(iii) above as applicable to such Lender.

1.49 “Excluded Equity Issuance” has the meaning specified in the Revolving Loan Agreement.

1.50 “Existing Indebtedness” means the obligations under the Amended and Restated Term Loan Agreement made and entered into as of June 30, 2006 by and between Parras Cone de México, S.A. de C.V. and General Electric Capital Corporation.

1.51 “External Indebtedness” means, at any date, without duplication, all obligations of a Person for borrowed money that are payable in a currency other than the currency of Mexico to a Person resident or having its head office or chief place of business outside the territory of Mexico.

1.52 “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

1.53 “Fiscal Month” means any of the monthly accounting periods of Borrower.

1.54 “Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

1.55 “Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

1.56 “Fixed Charge Coverage Ratio” means, the ratio of (a) Consolidated EBITDA less Capital Expenditures (excluding Capital Expenditures funded with Indebtedness) of Borrower and the Subsidiary Guarantors, to (b) Fixed Charges, in each case calculated as of the end of each Fiscal Quarter for the twelve (12) Fiscal Month period then ended.

1.57 “Fixed Charges” means, with respect to any fiscal period of Borrower and the Subsidiary Guarantors on a consolidated basis, without duplication, Consolidated Interest Expense (less all interest income received by Borrower and the Subsidiary Guarantors on a consolidated basis during such period), scheduled principal payments of Indebtedness (including any scheduled principal payments of the Term Loans that have been prepaid in accordance with Section 2.5), and federal, state, local and foreign cash income taxes, excluding deferred taxes and taxes which are subject to Contest.

1.58 “FMV” means fair market value.

1.59 “FMV – Parras Cone Land and Buildings” means the fee simple stabilized market value, net of expenses, of the Parras Cone Land and Buildings expressed in Dollars; provided that the remarketing period is assumed to be 6 to 12 months.

1.60 “Foreign Exchange Facility” means an approximately $2,000,000 unsecured foreign exchange hedge credit line to be entered into by Borrower on or about the Sixth Amendment Effective Date.

1.61 “GAAP” means generally accepted accounting principles in the United States as in effect during the term of this Agreement applied (in the case of any Person) on a basis consistent with the most recent audited financial statements of such Person delivered to the Agent hereunder.

1.62 “Governmental Authority” means any federal governmental authority (including such an authority of Mexico or the United States), any state or other political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, central bank, court or other tribunal having jurisdiction over the Agent, any Lender, Borrower or Borrower’s Subsidiaries, or the respective property of each as the context may require.

1.63 “Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

1.64 “Guarantor” means each of the U.S. Affiliates, each Subsidiary Guarantor and each other entity that becomes party to the Subsidiary Guaranty or the Affiliate Guaranty and Security Agreement after the date hereof.

1.65 “Guaranty Trust” means the irrevocable guaranty trust agreement number F-675 (contrato de fideicomiso irrevocable de garantía) dated December 29, 2006 governed by Mexican law substantially in the form of Exhibit D attached hereto, and executed by and among Borrower and Parras Cone, as settlors (fideicomitentes) and beneficiaries, and the Trustee, appointing Agent, as first beneficiary (fideicomisario en primer lugar).

1.66 “Hazardous Substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any applicable Environmental Law or judicial or administrative interpretation of such.

1.67 “Holdco Debt” means unsecured Indebtedness (as defined in the Revolving Credit Agreement) incurred by ITG, any Holding Company of ITG or any Holding Company of BST that is not secured by the assets of, or guaranteed by, any Credit Party (as defined in the Revolving Loan Agreement).

1.68 “Holding Company” means, in relation to ITG or BST, any limited liability company or corporation in respect of which it is a Subsidiary and that owns no material assets other than the Stock (as defined in the Revolving Credit Agreement) or Stock Equivalents (as defined in the Revolving Credit Agreement) of ITG or BST.

1.69 “IMSS” means Instituto Mexicano del Seguro Social.

1.70 “Increased Amount Date” has the meaning specified in Section 2.20(a).

1.71 “Indebtedness” of any Person means without duplication (a) all indebtedness (including External Indebtedness) of such Person for borrowed money or for the deferred purchase price of goods or services, but excluding (i) non-interest bearing obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than ninety (90) days beyond the applicable terms unless being contested in good faith and (ii) with respect to Borrower or any of the Subsidiary Guarantors, any cotton vendor financing incurred by Borrower or any of the Subsidiary Guarantors in the ordinary course of business, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the

Obligations; provided, however, that with respect to clauses (f) and (g), the amount of Indebtedness shall be deemed to be, on the date of determination thereof, the net obligations arising thereunder calculated on a marked to market value basis on such date.

1.72 “Indemnified Liabilities” has the meaning specified in Section 11.12.

1.73 “Indemnified Person” has the meaning specified in Section 11.12.

1.74 “INFONAVIT” means Instituto del Fondo Nacional de la Vivienda para los Trabajadores.

1.75 “Initial Commitment” shall mean the amount of each Lender’s Commitment on the Closing Date as set forth on Schedule 1.21 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Commitments as of the Closing Date is US$15,000,000.

1.76 “Initial Term Loans” has the meaning specified in Section 2.1.

1.77 “Installment” has the meaning specified in Section 2.5.

1.78 “Intangible Assets” means, with respect to any Person, that portion of the book value of the assets of such Person which would be treated as intangibles under GAAP.

1.79 “Intercreditor Agreement” means that certain Amended and Restated Subordination and Intercreditor Agreement dated as of the Sixth Amendment Effective Date among the Agent, the U.S. Affiliates and the agent under the Revolving Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

1.80 “Interest Payment Date” means (a) the last Business Day of each calendar month and (b) the last day of the applicable LIBOR Period (if any).

1.81 “Investments in Subsidiaries” means Investments in one or more Subsidiaries or any Person that concurrently with such Investment becomes a Subsidiary. For the purposes of this definition, the term “Investment” means any investment, made in cash or by delivery of property, by Borrower or any of its Subsidiaries in any Person, whether by acquisition of stock, indebtedness or other obligation or security, or by loan, guaranty, advance, capital contribution or otherwise.

1.82 “ITG” means International Textile Group, Inc., a Delaware corporation (f/k/a Safety Components International, Inc.).

1.83 “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

1.84 “Lender” has the meaning specified in the introductory paragraph hereto.

1.85 “Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

1.86 “LIBOR Business Day” means a Business Day on which banks in London, England generally are open for interbank or foreign exchange transactions.

1.87 “LIBOR Period” means each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two or three months thereafter; provided that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) the initial LIBOR Period for the Term Loans shall commence on the Closing Date;

(b) if any LIBOR Period would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding Business Day;

(c) any LIBOR Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(d) any LIBOR Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of a calendar month.

1.88 “LIBOR Rate” means for each LIBOR Period, a rate of interest determined by the Agent equal to the greater of:

(a) one percent (1%) per annum; and

(b) an amount equal to:

(i) the offered rates for deposits in Dollars for a period equal to each LIBOR Period that appears on the Bloomberg Screen (displaying an average of quotations for British Bankers Association LIBOR Rates for the relevant time period) on the second full LIBOR Business Day next preceding the first day of such LIBOR Period, divided by

(ii) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Reserve Requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period.

If the Bloomberg Screen shall cease to be available, clause (b)(i) above shall be deemed to read “the offered rates for deposits in Dollars for a period equal to each LIBOR Period as provided by Reuters and displayed on the U.S. Treasury and Money Market Screen as published by the Mexican ‘Infosel’ System, divided by”.

1.89 “Lien” means any mortgage or deed of trust, fideicomiso or fideicomiso de garantía, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement perfecting a security interest under the laws of any jurisdiction).

1.90 “Loan Documents” means this Agreement, the Security Agreement, the Pledge Agreement, the Promissory Notes, the Guaranty Trust, the Subsidiary Guaranty, the Affiliate Guaranty and Security Agreement, the Intercreditor Agreement, the Evidence of Corporate Authority for Borrower and each Subsidiary Guarantor, the UK Security Documents and all instruments, certificates, guaranties and agreements at any time delivered to the Agent pursuant to any of the foregoing, and all written amendments, modifications, renewals, extensions and rearrangements of, and substitutions for, any of the foregoing.

1.91 “Loan Rate” means the per annum rate equal to the sum of 4.75% plus the LIBOR Rate.

1.92 Reserved.

1.93 “Material Adverse Effect” means any material adverse effect (a) upon the business, assets, liabilities, operations or condition (financial or otherwise) of (i) Borrower and its Subsidiaries taken as a whole or (ii) the U.S. Affiliates taken as a whole, (b) upon the ability of Borrower, the U.S. Affiliates or any other Guarantor to perform in any material respect its obligations under this Agreement or any other Loan Document, or (c) upon the Collateral or the Agent’s Liens or the priority of such Liens.

1.94 “Maturity Date” means March 31, 2011.

1.95 “Maximum Amount” means the lesser of (i) US$15,000,000 and (ii) the sum of (x) 75% of the NFLV – Parras Cone Machinery and Equipment and (y) 50% of the FMV – Parras Cone Land and Buildings.

1.96 “Maximum Rate” has the meaning specified in Section 2.16.

1.97 “Mexico” means the United Mexican States.

1.98 “Minimum Collateral Coverage Ratio” means the ratio of (a) (i) NFLV – Parras Cone Machinery and Equipment plus (ii) FMV – Parras Cone Land and Buildings to (b) Consolidated Funded Senior Debt.

1.99 “Net Cash Proceeds” means (a) with respect to any Asset Sale, the cash proceeds received by Borrower or any Subsidiary, or GE Capital Bank, S.A., Institución de Banca Múltiple, GE Capital Grupo Financiero, División Fiduciaria, in its capacity as the trustee under the Guaranty Trust (including cash proceeds subsequently received (as and when received by such Person) in respect of noncash consideration initially received) net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, value added tax, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within ninety (90) days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within ninety (90) days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); (b) with respect to any Debt Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Equity Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

1.100 “Net Issuance Proceeds” has the meaning specified in the Revolving Loan Agreement.

1.101 “New Term Loans” has the meaning specified in Section 2.20(b).

1.102 “New Term Loan Commitments” has the meaning specified in Section 2.20(a).

1.103 “New Term Loan Lender” has the meaning specified in Section 2.20(a).

1.104 “New York Courts” has the meaning specified in Section 11.3(b).

1.105 “NFLV” means net forced liquidation value.

1.106 “NFLV – Parras Cone Machinery and Equipment” means a professional opinion of the estimated most probable price, net expenses, expressed in Dollars which the Parras Cone Machinery and Equipment could typically realize at a properly advertised and professionally managed public auction held within 60 days of equipment possession; provided that all such assets are to be sold in “as is condition, where is location”, with the purchaser being responsible for the dismantling and removal of such assets at their own risk and expense and such value also assumes a default situation where normal maintenance has been deferred.

1.107 “Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Credit Parties to the Agent and the Lenders under or in connection with the Loan Documents, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest

(including all interest that accrues after the commencement of any case or proceeding (whether under the laws of the United States or Mexico) by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), fees, Charges, expenses, reasonable attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement or any of the Loan Documents.

1.108 “Organizational Documents” means the appropriate organizational documents of Borrower and any of its Subsidiaries, as applicable (including its estatutos sociales) as in effect from time to time during the term of this Agreement.

1.109 “Parent” means International Textile Group, Inc., a Delaware corporation.

1.110 “Parras Cone” means Parras Cone de México, S.A. de C.V., a Mexican stock limited liability corporation (sociedad anónima de capital variable).

1.111 “Parras Cone Land and Buildings” means any and all real estate (including any buildings and other improvements constructed thereon) owned by Parras Cone, described in the Guaranty Trust which form part of the Collateral pursuant to the Guaranty Trust.

1.112 “Parras Cone Machinery and Equipment” means any and all the machinery and equipment owned by Parras Cone described in the Guaranty Trust which form part of the Collateral pursuant to the Guaranty Trust.

1.113 “Parras Cone Receivables” means any and all the Accounts payable in favor of Parras Cone by any Debtors located in the United States generated in the ordinary course of business under a sale agreement governed by the law of the United States or any state thereof, excluding any such Accounts sold, assigned or otherwise transferred by Parras Cone to a U.S. Affiliate.

1.114 “Participant” has the meaning specified in Section 11.11(d).

1.115 “Past Due Rate” means the per annum rate equal to the sum of (a) the Loan Rate plus (b) 2%.

1.116 “Permitted Encumbrances” means the following encumbrances: (a) presently existing or hereinafter created Liens in favor of the Agent securing the Obligations; (b) Liens for taxes or assessments or other governmental Charges not yet due and payable; (c) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (d) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (e) deposits securing statutory obligations of Borrower or any of its Subsidiaries; (f) any attachment or judgment lien not constituting an Event of Default under Section 9.1(i); (g) zoning restrictions, easements, licenses, or other restrictions on the use of any real estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate; (h) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to equipment and fixtures acquired by Borrower or any of its

Subsidiaries in the ordinary course of business (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); and (i) those certain liens or encumbrances on the property of Borrower or its Subsidiaries existing as of the date hereof and as set forth on Schedule 1.105 hereto.

1.117 “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity (foreign or domestic) or Governmental Authority.

1.118 “Pledge Agreement” means the pledge agreement to be executed by Cone in favor of the Agent in form and substance satisfactory to the Agent, pursuant to which Cone shall pledge its shares of the corporate capital of the Subsidiary Guarantors (other than the Specified Guarantors).

1.119 “Pledged Assets” has the meaning specified in Section 3.1(a).

1.120 “Promissory Note” means a promissory note of Borrower in the form of Exhibit E attached hereto delivered hereunder and payable to the order of the holder thereof.

1.121 “Property” means any interest in any kind of property, asset or undertaking, whether real, personal or mixed, and whether tangible or intangible.

1.122 “Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the outstanding principal amount of the Term Loans of such Lender by (b) the aggregate outstanding principal amount of the Term Loans of all Lenders; provided, at any time prior to the making of the Term Loans, “Pro Rata Share” shall be determined by dividing the Commitment of such Lender by the aggregate Commitments of all Lenders.

1.123 “Qualified Issuance” means an offering or series of offerings of stock of ITG or any Holding Company pursuant to a registration statement under the Securities Act of 1933, which stock is listed on the New York Stock Exchange or NASDAQ and the incurrence of additional non-revolving Indebtedness by ITG permitted by the terms of the Revolving Loan Agreement or otherwise consented to by Required Lenders (as defined in the Revolving Loan Agreement), which, collectively, result in gross proceeds of at least $175,000,000.

1.124 “Register” has the meaning specified in Section 11.11(e).

1.125 “Registered Entity” means (a) an entity registered as a financial institution in the foreign banks registry (registro de bancos, entidades de financiamiento, fondos de pensiones y jubilaciones y fondos de inversión del extranjero) with the Ministry of Finance and Public Credit of Mexico for purposes of Article 195 of the Mexican Income Tax Law and (b) UBS.

1.126 “Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

1.127 “Relative Commitment Factor” means, at any date of determination, a fraction where the numerator is the principal amount of all commitments outstanding under this Agreement and the denominator is the sum of the principal amounts of all commitments outstanding under this Agreement, the Revolving Loan Agreement and the BST Facility.

1.128 “Replacement Lender” has the meaning specified in Section 2.19.

1.129 “Required Lenders” means Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of Term Loans.

1.130 “Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority in any jurisdiction, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

1.131 “Reserve Requirements” means reserve requirements (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) which are required to be maintained by a member bank of the Federal Reserve System.

1.132 “Responsible Officer” means, with respect to any Person, the president, any vice president, treasurer or chief financial officer of such Person or the corporate secretary, a senior manager, general manager or attorney-in-fact of such Person with comparable authorization.

1.133 “Revolving Loan Agreement” means the Credit Agreement dated as of December 29, 2006, by and among the Parent, ITG Holdings Inc., Burlington Industries LLC, Carlisle Finishing LLC, Cone Denim LLC, Cone Jacquards LLC, Automotive Safety Components International, Inc., Safety Components Fabric Technologies, Inc. and Automotive Safety Components International Limited, as borrowers, the other Persons party thereto that are designated as “Credit Parties”, the lenders from time to time party thereto and General Electric Capital Corporation, as agent for itself and the lenders from time to time party thereto, as such agreement may be amended, restated, modified or otherwise supplemented from time to time.

1.134 “Sale” has the meaning specified in Section 11.11(b).

1.135 “Secured Party” means the Agent, each Lender and each other Indemnified Person.

1.136 “Security Agreement” means the security agreement governed by New York law substantially in the form of Exhibit C attached hereto, and executed by Borrower, Parras Cone and the Agent.

1.137 “Series” has the meaning specified in Section 2.20(a).

1.138 “Services Agreement” means the services agreement dated as of January 1, 2006 by and between Parras Cone and Manufacturas Parras Cone, S.A. de C.V.

1.139 “Settlement Date” has the meaning specified in Section 2.18(b).

1.140 “Shares” means the Equity Interests in the Subsidiary Guarantors (other than the Specified Guarantors) representing all of the economic and voting rights associated with ownership of one hundred percent (100%) of the outstanding capital stock of all classes of the Subsidiary Guarantors (other than the Specified Guarantors) on a fully diluted basis.

1.141 “Sixth Amendment Effective Date” means December 22, 2009.

1.142 “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

1.143 “Specified Guarantors” means, collectively, Burlington Yecapixtla, S.A. de C.V.; Cone Denim Yecapixtla, S.A. de C.V.; Casimires Burlmex, S.A. de C.V.; and Servicios Burlmex, S.A. de C.V.

1.144 “Stock Equivalents” means all securities convertible into or exchangeable for stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

1.145 “Subsidiary” means, with respect to any Person, (a) any corporation (or Mexican equivalent thereof) of which an aggregate of more than fifty percent (50%) of the outstanding shares of stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, shares of stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such shares of stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or in either case, the Mexican equivalent thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or manager (or in either case, the Mexican equivalent thereof) or may exercise the powers of a general partner or manager (or in either case, the Mexican equivalent thereof). Notwithstanding the foregoing, Parras Cone shall be deemed to be a Subsidiary of Borrower for all purposes hereunder and under the other Loan Documents.

1.146 “Subsidiary Guarantors” means Parras Cone, Administración Parras Cone, S.A. de C.V. and Manufacturas Parras Cone, S.A. de C.V. and each other Subsidiary of Borrower that becomes party to the Subsidiary Guaranty.

1.147 “Subsidiary Guaranty” means the Guaranty of even date herewith executed by the Subsidiary Guarantors in favor of the Agent in form and substance satisfactory to the Agent.

1.148 “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings and liabilities with respect thereto, payable in any jurisdiction, excluding in the case of any Lender, franchise or similar taxes or taxes imposed on or measured by its net income, in each case imposed on such Lender by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or maintains its lending office with respect to the Term Loans.

1.149 “Term Loan” means an Initial Term Loan and a New Term Loan and “Term Loans” means the Initial Term Loans and New Term Loans.

1.150 “Third Amendment Effective Date” shall mean November 16, 2007.

1.151 “Trustee” means GE Capital Bank, S.A., Institución de Banca Múltiple, GE Capital Grupo Financiero, División Fiduciaria, acting in its capacity as trustee (fiduciario) of the Guaranty Trust.

1.152 “UBS” means UBS AG, Stamford Branch.

1.153 “UK Security Documents” means, collectively, the UK Debenture and the UK Share Charge.

1.154 “U.S. Affiliate” means each of Parent, ITG Holdings, Inc., Burlington Industries LLC, Carlisle Finishing LLC, Cone Denim LLC, Cone Jacquards LLC, Safety Components Fabric Technologies, Inc., International Textile Group Acquisition Group LLC, WLR Cone Mills IP, Inc., Cone Acquisition LLC, Cone International Holdings, Inc., Burlington International Services Company, Apparel Fabrics Properties, Inc., BI Properties I, Inc., Burlington Apparel Services Company, BILLC Acquisition LLC, Burlington Worldwide, Inc., Cone Administrative and Sales LLC, Cone Denim White Oak LLC, Cliffside Denim LLC, Burlington Industries IV LLC, Burlington Industries V LLC, Cone International Holdings II, Inc., BWW CT, Inc., Valentec Wells, LLC, Narricot Industries LLC and each other entity organized under the laws of the United States that becomes party to the Affiliate Guaranty and Security Agreement after the date hereof.

1.155 “Wachovia Non Pro Rata Pay Down” has the meaning specified in Section 2.18(b).

1.156 “Wachovia Pay Down Amount” has the meaning specified in Section 2.18(b).

1.157 “Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

2. The Facility

2.1 The Term Loans. Each of the initial Lenders severally agrees, upon the satisfaction of the conditions precedent set forth in Article 4, to make a term loan (collectively, the “Initial Term Loans”) to Borrower on the Closing Date in an amount equal to such Lender’s Initial Commitment; provided, however, that, the aggregate principal amount of all outstanding Initial Term Loans shall not exceed the Maximum Amount. Borrower may make only one borrowing under the Initial Commitments which shall be on the Closing Date. Once repaid, the Initial Term Loans may not be reborrowed. Each Lender’s Initial Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Commitment on such date.

2.2 Promissory Notes. The Term Loans made by each Lender shall be evidenced by this Agreement and, if requested by such Lender, by a Promissory Note payable to the order of such Lender in an amount equal to such Lender’s Commitment.

2.3 Borrowing Mechanics for Term Loans.

(a) Borrower shall deliver to Agent a fully executed notice of borrowing and disbursement in the form attached hereto as Exhibit H no later than three days prior to the Closing Date. Promptly upon receipt by Agent of such notice, Agent shall notify each Lender of the proposed borrowing.

(b) Each Lender shall make its Initial Term Loan available to Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the office designated by Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Agent shall make the proceeds of the Initial Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Initial Term Loans received by Agent from Lenders to be credited to Borrower’s account No. 2000032605280 with Wachovia Bank N.A. for further credit to Parras Cone’s account No. 1235458963 with Bank of America, N.A. (ABA# 121000358).

2.4 Use of Proceeds. The proceeds of the Initial Term Loans shall be distributed to Parras Cone to permit Parras Cone to repay the Existing Indebtedness, together with fees and expenses in connection therewith.

2.5 Repayments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the dates set forth below, commencing March 31, 2007:

Amortization Date	Term Loan Installments
March 31, 2007	$250,000
June 30, 2007	$250,000
September 30, 2007	$250,000
December 31, 2007	$250,000
March 31, 2008	$250,000
June 30, 2008	$250,000
September 30, 2008	$250,000
December 31, 2008	$250,000
March 31, 2009	$250,000
June 30, 2009	$250,000
September 30, 2009	$250,000
December 31, 2009	$250,000
March 31, 2010	$250,000
June 30, 2010	$250,000
September 30, 2010	$250,000
December 31, 2010	$250,000
Maturity Date	Remaining outstanding principal balance

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Section 2.6; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

2.6 Prepayments.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, upon at least five (5) Business Days’ prior written notice; provided, however, that any such prepayment shall be (i) in amounts not less than US$250,000 and in multiples of US$250,000 in excess thereof, (ii) accompanied by payment of interest on the amount of such prepayment accrued to the date of such prepayment, (iii) applied as set forth in Section 2.10, and (iv) subject to payment of break funding losses (if any) as set forth in Section 2.11. Each notice of prepayment shall specify the prepayment date and the principal amount of the Term Loans (or portion thereof) to be prepaid, shall be irrevocable and shall commit Borrower to prepay the Term Loans by the amount stated therein on the date stated therein.

(b) Mandatory Prepayments.

(i) Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale of Parras Cone Machinery and Equipment, Parras Cone Land

and Buildings or Equity Interests of any Subsidiary Guarantor, Borrower shall apply an amount equal to the applicable NFLV – Parras Cone Machinery and Equipment, FMV – Parras Cone Land and Buildings or Net Cash Proceeds with respect thereto to prepay the Term Loans.

(ii) In the event that insurance proceeds are payable in respect of any Casualty Event or any series of related Casualty Events, Borrower may elect to restore or replace the property affected by such Casualty Event so long as no Event of Default shall have occurred and be continuing and provided that Borrower provides notice to the Agent within fifteen (15) days of the occurrence of the Casualty Event of its election to restore or replace the affected property; provided that, if Borrower does not deliver such notice within such 15-day period, Borrower shall prepay the Term Loans in an amount equal to 100% of such proceeds. If Borrower so elects, it shall deliver to the Agent, within forty-five (45) days from the delivery of the notice referenced above, a restoration or replacement plan, for the application of such insurance proceeds and any other funds available to Borrower to restore or replace the property; provided that, if Borrower does not deliver such restoration or replacement plan within such 45-day period, Borrower shall prepay the Term Loans in an amount equal to 100% of such proceeds. All restoration or replacement of property must be completed within two hundred seventy (270) days of the Casualty Event. Borrower shall prepay the Term Loans in an amount equal to 100% of such proceeds within two (2) Business Days following the expiration of such two hundred seventy (270) day period.

(iii) Immediately upon receipt by ITG, or any Holding Company of ITG or BST, of the Net Issuance Proceeds of any issuance of Stock (as defined in the Revolving Loan Agreement) or Stock Equivalents (as defined in the Revolving Loan Agreement) (including any capital contribution but excluding (1) any Net Issuance Proceeds from Excluded Equity Issuances and (2) an amount of proceeds from the issuances of Stock (as defined in the Revolving Loan Agreement) by ITG or any Holding Company of ITG or BST pursuant to a Qualified Issuance up to the lesser of (x) $15,000,000, and (y) an amount equal to 50% of the accrued and unpaid interest (including any PIK interest) with respect to the 18% Senior Note Subordinated Indebtedness, so long as in the case of this subclause (2), such amount is used to repay the accrued and unpaid interest (including any PIK interest) with respect to the 18% Senior Note Subordinated Indebtedness), Borrower shall prepay, or cause to be prepaid, the Term Loans in an amount equal to the Relative Commitment Factor as of such date multiplied by such Net Issuance Proceeds.

(iv) Immediately upon receipt by Borrower or any of the Subsidiary Guarantors of the Net Cash Proceeds of any Equity Issuance, Borrower shall prepay the Term Loans in an amount equal to all such Net Cash Proceeds.

(v) Immediately upon receipt by ITG, or any Holding Company of ITG or BST, of the Net Issuance Proceeds of Holdco Debt (other than the 18% Senior Note Subordinated Indebtedness), Borrower shall prepay, or cause to be prepaid, the Term Loans in an amount equal to the Relative Commitment Factor as of such date multiplied by such Net Issuance Proceeds.

(vi) Immediately upon receipt by Borrower or any of the Subsidiary Guarantors of the Net Cash Proceeds of any Debt Issuance, Borrower shall prepay the Term Loans in an amount equal to all such Net Cash Proceeds.

(vii) Immediately upon receipt by ITG or any of its Subsidiaries of the Net Proceeds (as defined in the Revolving Loan Agreement) of (x) any Disposition (as defined in the Revolving Loan Agreement) of Equipment or real Property or (y) any Event of Loss (as defined in the Revolving Loan Agreement) of Equipment or real Property and, in each case, to the extent ITG or any of its Subsidiaries is required to make a mandatory prepayment under the Revolving Loan Agreement in connection with such Disposition or Event of Loss, Borrower shall prepay, or cause to be prepaid, the Term Loans in an amount equal to 50% of such Net Proceeds.

All mandatory prepayments made pursuant to Section 2.6(b) shall be applied as set forth in Section 2.10, shall not be subject to payment of break funding losses (if any) as set forth in Section 2.11, and shall be accompanied by payment of interest on the amount of such prepayment accrued to the date of such prepayment. Any portion of the Term Loans prepaid pursuant to this Section 2.6 may not be reborrowed.

2.7 Interest.

(a) Interest shall accrue on the outstanding unpaid principal amount of the Term Loans and all other Obligations at the Loan Rate from and including the Closing Date (or, with respect to Obligations other than the Term Loans, the date such Obligations are due and payable; provided that in the case of Obligations arising pursuant to the Guaranty Trust such Obligations shall accrue interest pursuant to the terms and conditions set forth in such agreements) to but excluding the Maturity Date or such later date or earlier date, as the case may be, on which all amounts due hereunder shall have been paid in full. Interest payable on the Term Loans and all other Obligations shall be calculated on the basis of a 360-day year and actual days elapsed in each period during which interest shall accrue.

(b) Interest on the Term Loans and all other Obligations shall be paid in arrears on each Interest Payment Date, the Maturity Date and, if any amounts hereunder remain outstanding thereafter, upon demand.

(c) Borrower shall have the option to continue all or any portion of any Term Loan upon the expiration of the applicable LIBOR Period. Any Term Loan or group of Term Loans having the same proposed LIBOR Period to be continued must be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by Borrower by 2:00 p.m. (New York time) on the 3rd Business Day prior to the end of each LIBOR Period. If no election is received by 2:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect to any Term Loan, that Term Loan shall be continued with a LIBOR period of one month. Borrower must make such election by notice to the Agent in writing, by fax or overnight courier (or by telephone, to be confirmed in writing on such day) or Electronic Transmission. In the case of any continuation, such election must be made pursuant to a written notice (a “Notice of Continuation”) in the form of Exhibit K.

(d) Upon receipt of a Notice of Continuation, the Agent will promptly notify each Lender thereof. In addition, the Agent will, with reasonable promptness, notify Borrower and the Lenders of each determination of the LIBOR Rate; provided that any failure to do so shall not relieve Borrower of any liability hereunder or provide the basis for any claim against the Agent. All continuations shall be made pro rata according to the respective outstanding principal amounts of the Term Loans held by each Lender with respect to which the notice was given.

(e) Notwithstanding any other provision contained in this Agreement, after giving effect to any continuation of any Term Loans, there shall not be more than three (3) different LIBOR Periods in effect.

2.8 Default Interest. Notwithstanding anything contained in Section 2.7 to the contrary, while any Default or Event of Default exists pursuant to Sections 9.1(a), (f-h) or (m-n) or after acceleration of any of the Obligations hereunder, Borrower shall pay interest (to the extent permitted by applicable law) on the outstanding principal amount of the Term Loans and all other Obligations, at the Past Due Rate and such interest shall be payable from time to time on demand.

2.9 Payments. All payments (including prepayments) to be made by Borrower on account of principal, interest and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Agent (or such other address outside the territory of Mexico as the Agent may from time to time specify in accordance with Section 11.2), and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York time) on the date due. Any payment which is received by the Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest shall continue to accrue. Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.

2.10 Application of Payments. All payments received by the Agent (including, without limitation, proceeds received in connection with the sale of Collateral pursuant to the Guaranty Trust) hereunder or under any other Loan Document shall be applied first to the payment of any late charges, fees, taxes, levies, imposts, duties, charges, deductions or withholdings due and payable hereunder or under any other Loan Document, second to the payment of interest due and payable hereunder, third to the payment of the principal balance outstanding hereunder, fourth to the payment of any other amounts owing constituting Obligations, and fifth, for the account of and paid to whoever may be lawfully entitled thereto; provided, however, that (i) partial prepayments shall be applied to prepay scheduled installments of the Term Loans in inverse order of maturity and (ii) notwithstanding anything contained herein to the contrary (including this Section 2.10), insurance proceeds arising in connection with a Casualty Event affecting the Collateral shall be applied in accordance with Section 2.6(b)(ii). In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third and fourth above. The Agent promptly shall provide Borrower with written notice if any payment received by the Agent hereunder does not fully satisfy Borrower’s obligations with respect to payments due on such date hereunder, which notice shall set forth the amount and nature of payments still due; provided, however, that failure to provide such notice shall not relieve Borrower of its obligation to pay interest at the Past Due Rate with respect to any amount of principal of the Term Loans not paid when due.

2.11 Break Funding Losses. Except as otherwise provided herein, if Borrower makes any payment or prepayment of principal of the Term Loans on a date that is not an Interest Payment Date, Borrower shall reimburse each Lender on demand for any losses incurred by such Lender as a result of the timing of such payment, including, without limitation, any losses incurred in liquidating or employing deposits from third parties. Each Lender will advise Borrower whether a break funding cost will be imposed on a specified payment. A certificate of such Lender setting forth the basis for determining such loss shall be conclusive and binding on Borrower, absent bad faith or manifest error. This covenant shall survive the Maturity Date.

2.12 Changes; Legal Restrictions. If any current or future applicable law, rule or regulation or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive of any such authority, central bank or comparable agency, whether or not having the force of law shall impose, modify or deem applicable any Reserve Requirements or any other reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System of the United States), special deposit, compulsory loan or similar requirements (other than any capital adequacy requirements) in connection with the Term Loans, or deposits or other liabilities with, of or for the account of the Term Loans, or credit extended by, or any acquisition of funds by or for the account of any office of such Lender or shall impose on such Lender any other condition affecting its obligations relating to its Term Loans; and the result of any of the foregoing would be in the reasonable judgment of such Lender to increase the cost to such Lender of its Term Loans, or reduce the amount of any sum receivable by such Lender under this Agreement, then, upon written demand by such Lender, Borrower shall pay to such Lender such additional amount or amounts as would compensate such Lender for such increased costs or reduction. A statement by such Lender setting forth in reasonable detail the basis for the calculation and determination of any such additional amount or amounts necessary to compensate such Lender shall be conclusive and binding upon Borrower, absent manifest error. Notwithstanding the foregoing, if such charges or restrictions are the result of funding or maintaining its Term Loans, such Lender will use its best efforts to minimize or avoid the effects of such results by designating a different lending office or transferring its Term Loans to any other office or Affiliates of such Lender if such designation or transfer would avoid the need for such charges or restrictions and would not, in the sole opinion of such Lender, be otherwise disadvantageous to such Lender.

2.13 Illegality. Notwithstanding any other provision herein, in the event that it is or shall become unlawful in any jurisdiction for any Lender to continue to fund or to maintain its Term Loans or to comply with its obligations under this Agreement, such Lender shall give notice thereof to Borrower together with a description of the basis for such illegality. Upon the giving of such notice, the duties of such Lender hereunder shall terminate and all outstanding obligations of Borrower hereunder together with all accrued interest with respect thereto and all other amounts payable to such Lender hereunder shall be prepaid by Borrower immediately or at such later date up to and including the end of the current interest periods as may be permitted by law. Any such prepayment shall be made without premium, penalty or charges for break funding losses, unless maintaining the Term Loans becomes unlawful under the laws of Mexico in which event break funding losses, if any, will be chargeable to Borrower under Section 2.11. Notwithstanding the foregoing, if the illegality refers to funding and/or maintaining its Term Loans, such Lender will use its best efforts to minimize or avoid the effects of such illegality by designating a different lending office or transferring its Term Loans to any of such Lender’s Affiliates if such designation or transfer would be permissible under the applicable laws and avoid the need for a prepayment and would not, in the sole opinion of such Lender, be otherwise disadvantageous to such Lender.

2.14 Taxes. All payments of principal, interest, fees and other amounts made or in respect to this Agreement or the Loan Documents shall be made without set-off or counterclaim and free and clear of and without deduction for any and all Taxes (other than Excess Withholding Taxes). Borrower agrees to cause all such Taxes to be paid on behalf of the Agent and the Lenders directly to the appropriate Governmental Authority. Borrower shall provide the Agent with copies of tax receipts or such other documentation as will prove payment of tax in a Mexican court or in another court applying the United States Federal Rules of Evidence, for all Taxes paid by Borrower pursuant to this Section 2.14. Borrower shall deliver such receipts or other accountable documentation to the Agent within forty-five (45) days following the end of each Fiscal Quarter. If Borrower fails to pay any such Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, Borrower agrees to indemnify and immediately upon demand reimburse the Agent and each Lender for any incremental taxes, interest or penalties that may become payable by the Agent or such Lender as a result of any such failure. The Agent and the Lenders shall not be obliged to pass on to Borrower any benefits that may accrue to any of them pursuant to this Section 2.14.

2.15 Currency Inconvertibility. In the event that any Credit Party is not able to satisfy an Obligation as a result of any restriction or prohibition on (i) the exchange of Mexican currency for Dollars or (ii) the transferring of Dollars outside of Mexico, Borrower shall use all means available to cause its shareholders (including, but not limited to, Parent), Subsidiaries or other income sources outside of Mexico to provide sufficient Dollars to satisfy such Obligation, provided that no Credit Party shall, nor be required to, take any action that would violate any Requirement of Law or result in an adverse tax consequence to any Credit Party. Borrower acknowledges and agrees that nothing contained in this Section 2.15 shall prohibit or restrict the Agent or the Lenders from exercising any remedies available to them by law or in this Agreement.

2.16 Maximum Rate. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by the Lenders in connection with this Agreement under applicable law (the “Maximum Rate”), Borrower shall not be obligated to pay, and the Lenders shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

2.17 Fees. Borrower agrees to pay to the Agent and the Lenders certain fees in the amounts and at the times separately agreed upon.

2.18 Pro Rata Shares; Settlement

(a) Pro Rata Shares. All Initial Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make an Initial Term Loan requested hereunder.

(b) Settlement. At least once each calendar month or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal and interest paid for the benefit of Lenders with respect to each applicable Term Loan. Agent shall pay to each Lender such Lender’s Pro Rata Share of principal and interest paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Term Loans held by it. Notwithstanding the preceding sentence, on the Third Amendment Effective Date, Borrower may pay to Agent an amount equal to the then aggregate principal amount of all outstanding Term Loans of Wachovia Bank, National Association (the “Wachovia Pay Down Amount”) under this Agreement, which amount Agent shall pay in full to Wachovia Bank, National Association without regard to each Lender’s Pro Rata Share (the “Wachovia Non Pro Rata Pay Down”). Furthermore, on the Sixth Amendment Effective Date, Borrower may pay to Agent an amount equal to the CIT Payment Amount, which amount Agent shall pay in full to The CIT Group/Commercial Services, Inc. without regard to each Lender’s Pro Rata Share. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(c) Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Initial Term Loan available to Agent on the Closing Date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender on the Closing Date, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 2.18(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

2.19 Replacement of Lenders. Within forty-five days after: (i) receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 2.12, 2.13 or 2.14; or (ii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, Borrower may, at its option, notify the Agent and such Affected Lender (or such non-consenting Lender) of Borrower’s intention to obtain, at Borrower’s expense, a replacement Lender (which shall be an Assignee) (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be an Assignee and shall be reasonably satisfactory to the Agent. In the event Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or non-consenting Lender) shall sell and assign its Term Loans to such Replacement Lender, at par, provided that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 11.11 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 2.19 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 2.19, such Assignment shall nonetheless become effective if it is executed by Borrower and the Agent. Upon any such assignment and payment and compliance with the other provisions of Section 11.11, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

2.20 Commitment Increase.

(a) Borrower may by written notice to Agent, on no more than one occasion, elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), (i) in an aggregate amount equal to (A) the Wachovia Pay Down Amount less (B) all Pro Rata Share payments of principal that would have been payable to Wachovia Bank, National Association since the date of the Wachovia Non Pro Rata Pay Down had the Wachovia Non Pro Rata Pay Down not occurred and (ii) not less than $1,000,000 individually (or such lesser amount which shall be approved by Agent). Such notice shall specify (A) the date (the

“Increased Amount Date”) on which Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Agent and (B) the identity of each Lender or other Person that is an Assignee under Section 11.11 of this Agreement (each, a “New Term Loan Lender”) to whom Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments, as applicable; (2) the Wachovia Non Pro Rata Pay Down shall have occurred; (3) Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 8 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Term Loan Commitments; (4) the Agent shall have received amendments to this Agreement, a joinder agreement for any New Term Loan Lender and all other promissory notes, agreements, documents and instruments requested by the Agent in its reasonable discretion evidencing and setting forth the conditions of the New Term Loan Commitments.

(b) On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Term Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans made pursuant thereto.

(c) Agent shall notify Lenders promptly upon receipt of Borrower’s notice of the Increased Amount Date and in respect thereof the New Term Loan Commitments and the New Term Loan Lenders.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments shall be identical to the Initial Term Loans. Each joinder agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Agent, to effect the provision of this Section 2.20.

3. Security

3.1 Security in Collateral; Delivery of Guaranty Trust.

(a) As security for performance and payment of the Term Loans and all other Obligations, (i) Borrower and Parras Cone, as settlors (fideicomitentes) and beneficiaries, shall execute and deliver the Guaranty Trust pursuant to which Borrower and Parras Cone shall appoint the Agent, as first beneficiary (fideicomisario en primer lugar) and grant the Agent, for the benefit of the Secured Parties, a valid and perfected security interest in the Collateral (collectively, the “Pledged Assets”), (ii) Cone shall execute and deliver the Pledge Agreement in favor of the Agent pursuant to which Cone shall grant the Agent, for the benefit of the Secured Parties, a valid and perfected security interest in its shares of the capital of each of the Subsidiary

Guarantors (other than the Specified Guarantors), (iii) Parras Cone shall execute and deliver the Security Agreement in favor of the Agent pursuant to which Parras Cone shall grant the Agent, for the benefit of the Secured Parties, a valid and perfected security interest in certain Parras Cone Receivables payable in the United States and Equipment (as defined in the Security Agreement) and (iv) each of the U.S. Affiliates shall execute and deliver the Affiliate Guaranty and Security Agreement in favor of the Agent pursuant to which each such U.S. Affiliate shall grant the Agent, for the benefit of the Secured Parties, a valid and perfected security interest in substantially all assets of such U.S. Affiliate, which security interest shall be subordinated to such U.S. Affiliate’s obligations relating to the Revolving Loan Agreement pursuant to the Intercreditor Agreement.

(b) The Loan Documents to be delivered to the Agent pursuant to Section 3.1(a) shall be (i) duly executed and delivered before a Mexican notary public (with the exception of the Security Agreement and the UK Security Documents) within 21 days of the Closing Date, and (ii) accompanied by (X) copies of insurance policies evidencing that the Collateral covered thereby is insured adequately to protect the Agent’s interest therein, together with endorsements acceptable to the Agent, showing the Trustee as a named additional loss payee with respect to, or named additional beneficiary of, any insurance proceeds resulting from any Casualty Event affecting such Collateral, (Y) an opinion of external counsel for Borrower opining on the validity and enforceability thereof, and (Z) such other approvals, opinions, agreement, documents or materials as the Agent shall request in connection therewith including, but not limited to, the NFLV and FMV calculations required pursuant to Section 3.2.

(c) Within 60 days of the Closing Date, Borrower shall deliver evidence that in respect of the Guaranty Trust all registration duties have been paid and the Guaranty Trust has been filed for recordation in all public registries and other places to the extent necessary or desirable, in the sole judgment of the Agent, to create a valid and enforceable first priority security interest (subject to Permitted Encumbrances) in favor of the Agent on the Pledged Assets.

3.2 Value of Collateral; Valuation of the Collateral. The NFLV – Parras Cone Machinery and Equipment and FMV – Parras Cone Land and Buildings shall be calculated (i) on or prior to the Closing Date and thereafter (ii) no more often than twice during any calendar year (consisting of one site visit and one desktop appraisal); provided, however, that during the occurrence or continuance of any Default or Event of Default, then the Agent shall be permitted to conduct audits, appraisals and valuations as often as it deems appropriate in its sole discretion. After the determination of the NFLV – Parras Cone Machinery and Equipment and FMV – Parras Cone Land and Buildings, the Agent shall provide Borrower with written notice informing Borrower of such NFLV – Parras Cone Machinery and Equipment and FMV – Parras Cone Land and Buildings.

4. Conditions Precedent

4.1 Conditions Precedent. The obligations of the Lenders to make the Initial Term Loans hereunder are subject to the following conditions precedent:

(a) the Agent shall have received the following documents from the Credit Parties, each of which shall be in form and substance satisfactory to the Agent:

(1) a copy of this Agreement, duly executed and delivered by the parties hereto;

(2) the Evidence of Corporate Authority for Borrower and each of the Subsidiary Guarantors, together with such Person’s corporate charter (escritura constitutiva), current bylaws (estatutos sociales) and powers of attorney;

(3) an opinion of Romo, Paillés y Guzmán, S.C., Mexican special counsel to the Credit Parties, substantially in the form attached hereto as Exhibit F-1;

(4) an opinion of Jones Day, United States special counsel to the Credit Parties, substantially in the form attached hereto as Exhibit F-2;

(5) the Affiliate Guaranty and Security Agreement, duly executed and delivered by the U.S. Affiliates;

(6) the Subsidiary Guaranty, duly executed and delivered by each of the Subsidiary Guarantors;

(7) the Promissory Notes payable to each Lender, duly executed by Borrower;

(8) the Guaranty Trust, duly executed and delivered by each of the parties thereto;

(9) the Security Agreement;

(10) the Pledge Agreement, duly executed and delivered by Cone;

(11) the Intercreditor Agreement, duly executed and delivered by the parties thereto;

(12) the UK Share Charge, duly executed and delivered by ASCI Holdings UK (DE), Inc.;

(13) UCC financing statements naming Agent as Secured Party and Borrower and the Subsidiary Guarantors, as debtors, filed in the District of Columbia;

(14) a certificate from Borrower certifying that (i) since December 31, 2005, there has not occurred (A) an event that has had, or would be expected to have, a Material Adverse Effect, or (B) any litigation against Borrower or any of its Subsidiaries which, if successful, would have a Material Adverse Effect or which would challenge the transactions contemplated hereunder; (ii) all representations and warranties contained in Article 5 applicable to Borrower or any of its Subsidiaries are true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and (iii) no Default or Event of Default shall have occurred or be continuing on such date;

(15) a certificate from the Secretary of each U.S. Affiliate (i) attesting to the resolutions of such U.S. Affiliate’s board of directors authorizing its execution, delivery, and performance of the Affiliate Guaranty and Security Agreement and the UK Share Charge, as applicable, (ii) authorizing specific officers of such U.S. Affiliate to execute the same; (iii) certifying copies of such U.S. Affiliate’s governing documents, as amended, modified, or supplemented to the Closing Date; (iv) attesting to the incumbency and signatures of such specific officers of such U.S. Affiliate; and (v) attaching a certificate of good standing with respect to such U.S. Affiliate, dated within 10 days of the Closing Date;

(16) a notice of borrowing and disbursement issued by Borrower, substantially in the form attached hereto as Exhibit H;

(17) a letter appointing CT Corporation System as agent for service of process in New York for the Credit Parties and proof of payment for term of the loan, together with a Mexican power of attorney, notarized and apostilled by means of which Borrower, Cone and Parras Cone appoint CT Corporation System as their agent for service of process in New York;

(18) a solvency certificate from Borrower in form, scope and substance satisfactory to the Agent, demonstrating that after giving effect to (i) the terms of this Agreement, (ii) the making of the Initial Term Loans, and (iii) the payment and accrual of all transaction costs in connection with the foregoing, each of Borrower and its Subsidiaries is Solvent; and

(19) such other documents, instruments, opinions or agreements as the Agent or the Lenders may reasonably require; and

(b) Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness substantially contemporaneously with the making of the Initial Term Loans and (ii) delivered to the Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Closing Date;

(c) the Agent and the Lenders shall have received payment of any expenses referenced in Section 11.8 for which Borrower has been invoiced as of the Closing Date; provided, however, that nothing contained in this Section 4.1(b) shall relieve Borrower from its obligation under this Agreement to pay for any expenses referenced in Section 11.8 that arise or are invoiced after the Closing Date; and

(d) no Default or Event of Default shall have occurred and be continuing.

5. Representations and Warranties. Borrower, with respect to itself and on behalf of each of its Subsidiaries, represents and warrants to the Agents and the Lenders as of the Closing Date, after giving effect to the transactions contemplated hereby, that:

5.1 Organization. Each of Borrower and the Subsidiary Guarantors is a Mexican stock limited liability corporation (sociedad anónima de capital variable) duly organized and validly existing under the laws of Mexico and has full corporate power and authority to conduct its business as presently conducted.

5.2 Financial Statements. Any financial statement delivered by Borrower or its Subsidiaries to the Agent has been prepared in accordance with GAAP, consistently applied, and presents fairly, in all material respects, as modified by the notes thereto, the financial condition of Borrower and its Subsidiaries as of the applicable date and the results of the operations of Borrower and its Subsidiaries during the periods ending on such dates.

5.3 Enforceable Obligations; Authorization. Each of this Agreement, the Guaranty Trust, the Pledge Agreement, the Security Agreement, any Promissory Note and the other Loan Documents to which Borrower or any of the Subsidiary Guarantors is a party is Borrower’s or such Subsidiary Guarantor’s legal, valid and binding obligations, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, concurso mercantil, insolvency and other similar laws affecting creditors’ rights generally and by general equitable principles. Any judgment against Borrower or any of the Subsidiary Guarantors rendered in a state or federal court in the state of New York may be enforced in the courts of Mexico. The execution, delivery and performance of the Loan Documents to which Borrower or any of the Subsidiary Guarantors is a party (i) have been duly authorized by all necessary corporate action; (ii) are within such Person’s power and authority to perform; (iii) do not and will not contravene or violate any Legal Requirement applicable to such Person or its Organizational Documents; (iv) do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which such Person or any of its property may be bound or affected; and (v) except for the Liens granted pursuant to Article 3, do not and will not result in the creation of any Lien upon any of its property. All necessary authorizations in connection with the performance of Borrower’s or any of the Subsidiary Guarantors’ obligations under this Agreement, the Guaranty Trust, the Security Agreement, the Promissory Notes and the other Loan Documents to which Borrower or such Subsidiary Guarantor is a party have been obtained and are in full force and effect, including but not limited to final approvals by all appropriate Governmental Authorities having jurisdiction over Borrower or such Subsidiary Guarantor.

5.4 Litigation. There is no litigation or administrative proceeding (including, without limitation, environmental proceedings) pending or, to its knowledge, threatened against, nor any outstanding judgment, order or decree affecting, Borrower or any of the Subsidiary Guarantors before or by any Governmental Authority having jurisdiction over Borrower or such Subsidiary which would reasonably be expected to have a Material Adverse Effect, nor is Borrower or such Subsidiary in default with respect to any judgment, order or decree of any Governmental Authority having jurisdiction over Borrower or such Subsidiary, which would reasonably be expected to have Material Adverse Effect.

5.5 Rank. The Obligations of Borrower and the Subsidiary Guarantors under this Agreement and each of the other Loan Documents to which Borrower or any such Subsidiary Guarantor is a party rank, and will rank, at least pari passu in priority of payment with all other senior, secured and unsubordinated Indebtedness of Borrower or such Subsidiary Guarantor in relation to the Pledged Assets, whether now existing or hereafter arising.

5.6 No Adverse Changes. Since December 31, 2005, no event or circumstance has occurred that would reasonably be expected to result in a Material Adverse Effect.

5.7 Liens. Good and marketable title to all property and assets (including the Collateral) is held by Borrower and the Subsidiary Guarantors free and clear of all Liens, except for Permitted Encumbrances.

5.8 No Default. Neither Borrower nor any of the Subsidiary Guarantors is in default under (i) any material contract, lease, sublease or other agreement to which it is a party or by which it or its properties may be bound, or (ii) any agreement for borrowed money.

5.9 No Immunity. None of Borrower or any of the Subsidiary Guarantors or any of their respective property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Mexico.

5.10 No Taxes. Except for any withholding tax imposed on interest payable by Borrower hereunder, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by Borrower or any other Credit Party pursuant to the Loan Documents.

5.11 Disclosure. None of the representations or warranties made by any Credit Party in the Loan Documents as of the date of such representations and warranties, and none of the statements contained in any certificate or in any other information with respect to any Credit Party or any of its Subsidiaries, including each exhibit thereof, furnished by or on behalf of it to the Agent or any Lender in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein not misleading.

5.12 Compliance with Laws. Except as disclosed on Schedule 5.12, each of Borrower and the Subsidiary Guarantors is in compliance, in all material respects, with all Requirements of Law (including, without limitation, Environmental Laws, IMSS (Social Security Mexican Institute), INFONAVIT (National Housing Fund Institute) and SAR (Retirement Savings System)).

5.13 Environmental Laws. Without limiting the generality of Section 5.12, neither Borrower nor any of the Subsidiary Guarantors is in violation of any applicable health, safety, or Environmental Law or regulation regarding Hazardous Substances and is not the subject of any claim, proceeding, notice, or other communication regarding any Environmental Law or Hazardous Substances which would reasonably be expected to result in liabilities under any Environmental Law exceeding $250,000 in the aggregate.

5.14 Insurance. Borrower and the Subsidiary Guarantors have obtained all the necessary insurance policies, coverage and endorsements related thereto required under this Agreement (including, without limitation, pursuant to Sections 3.1 and 6.6).

5.15 Solvency. Both before and after giving effect to (a) the terms of this Agreement, (b) the making of the Term Loans, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each of Borrower and the Subsidiary Guarantors is and will be Solvent.

5.16 Activities of Administración Parras Cone, S.A. de C.V. and Manufacturas Parras Cone, S.A. de C.V. Neither Administración Parras Cone, S.A. de C.V. nor Manufacturas Parras Cone, S.A. de C.V. engages in any business or activity or owns any assets other than employing persons who provide services to Parras Cone.

6. Affirmative Covenants

Borrower covenants and agrees with the Agent and the Lenders that until this Agreement terminates in accordance with Section 11.4, it will do, and where applicable, cause each of its Subsidiaries to do, all of the following:

6.1 Compliance with Laws. Comply with all Requirements of Law (including, without limitation, Environmental Laws, IMSS (Social Security Mexican Institute), INFONAVIT (National Housing Fund Institute) and SAR (Retirement Savings System)) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements and Information. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) As soon as available, but not later than one hundred twenty (120) days after the end of the Fiscal Year (commencing with the Fiscal Year ended December 31, 2006), audited financial statements for Borrower and its Subsidiaries on a consolidated basis, consisting of the balance sheet as of the end of such year and the related statements of income, shareholders’ equity, and retained earnings and cash flows for such year, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to the Agent. Such financial statements shall be accompanied by the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters. The financial statements delivered pursuant to this Section 6.2(a) shall be accompanied a Compliance Certificate as specified in Section 6.7(a).

(b) As soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (commencing with the Fiscal Quarter ended December 31, 2006), unaudited consolidated and consolidating financial statements for Borrower and its Subsidiaries, consisting of the balance sheet as of the end of such Fiscal Quarter and the related statements of income, shareholders’ equity, and retained earnings and cash flows for the period commencing on the first day and ending on the last day of such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to normal year-end adjustments). The financial statements delivered pursuant to this Section 6.2(b) shall be accompanied a Compliance Certificate as specified in Section 6.7(a).

(c) As soon as available, but not later than thirty (30) days after the end of each Fiscal Month of each Fiscal Year (commencing with the Fiscal Month ended December 31, 2006), unaudited consolidated and consolidating financial statements for Borrower and its Subsidiaries, consisting of the balance sheet as of the end of such Fiscal Month and the related statements of income, shareholders’ equity, and retained earnings and cash flows for the period commencing on the first day and ending on the last day of such Fiscal Month, in each case setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to normal year-end adjustments).

(d) Within five (5) Business Days after receipt thereof, copies of all management letters, exception reports or similar letters or reports received by Borrower or any of the Subsidiary Guarantors from its independent certified public accountants.

(e) As soon as available, but not later than sixty (60) days after the end of each Fiscal Year, an annual operating plan for Borrower, with annual forecasts (to include forecasted consolidated balance sheets, income statements and cash flow statements) for Borrower as at the end of and for each Fiscal Quarter of such Fiscal Year.

6.3 Notice of Certain Matters. Notify the Agent (a) within three (3) Business Days after any Responsible Officer of Borrower obtains knowledge of the occurrence of any change in the financial condition, business, operations or properties of Borrower or any of its Subsidiaries, respectively, if such change would reasonably be expected to result in a Material Adverse Effect; (b) within three (3) Business Days after any Responsible Officer of Borrower obtains knowledge of any Default or Event of Default, and if such Default or Event of Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of Borrower setting forth the details thereof and the action that Borrower is taking or proposes to take with respect thereto; and (c) within three (3) Business Days after any Responsible Officer of Borrower obtains knowledge of an action, suit or proceeding pending or threatened against Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which, in the good faith opinion of Borrower, there is a reasonable possibility of an adverse decision which would have a Material Adverse Effect (after taking into account all potential appeals) or which in any manner draws into question the validity of the Loan Documents, a certificate of an authorized Responsible Officer of Borrower setting forth in reasonable detail a description of such action, suit or proceeding.

6.4 Use of Proceeds. Use the proceeds of the Initial Term Loans in accordance with Section 2.4.

6.5 Inspection of Property; Books and Records. Keep proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities; and will permit the Agent or any of its Related Persons, at Borrower’s expense, to visit and inspect any of Borrower’s or its Subsidiaries’ properties, to

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examine and make abstracts from any of its books and records and to discuss affairs, finances and accounts with Borrower’s or such Subsidiaries’ Responsible Officers, employees and independent public accountants, all at such times during normal business hours upon reasonable advance notice to Borrower and as often as may reasonably be desired, provided that such visitations and inspections are conducted in a manner that does not interfere with or otherwise interrupt in any material respect, the operations of Borrower or any such Subsidiary; provided, however, (i) Borrower will not be responsible for the expenses of more than one (1) field examination in any calendar year unless a Default or an Event of Default exists and (ii) when an Event of Default exists, the Agent may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.6 Insurance.

(a) Coverage. Without limiting any of the other obligations or liabilities of Borrower under this Agreement, Borrower and the Subsidiary Guarantors shall, during the term of this Agreement, carry and maintain, at such Person’s own expense, at least the minimum insurance coverage set forth in this Section 6.6. Borrower and the Subsidiary Guarantors shall also carry and maintain any other insurance that the Agent may reasonably require from time to time. All insurance carried pursuant to this Section 6.6 shall be placed with such insurers having a minimum A.M. Best rating of A:X, and be in such form, with terms, conditions, limits and deductibles as shall be consistent with the requirements of this Agreement or otherwise reasonably acceptable to the Agent. Unless otherwise agreed by the Agent, such insurance shall comply with the following requirements:

(i) All Risk Property Insurance. Borrower and the Subsidiary Guarantors shall maintain all risk property insurance covering against physical loss or damage to their assets, including, but not limited to, fire and extended coverage, collapse, flood and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown). Coverage shall be written on a replacement cost basis. Such insurance shall not contain an exclusion for resultant damage caused by faulty workmanship, design or materials. Such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty and shall include expediting expense coverage in an amount not less than US$1,000,000.

(ii) Business Interruption Insurance. As an extension of the insurance required under Section 6.6(a)(i), or as a separate placement, Borrower and the Subsidiary Guarantors shall maintain business interruption insurance in an amount equal to twelve (12) months projected net profits, and continuing expenses (including principal and interest due on the Term Loans). Such coverage shall also provide for contingent business interruption covering the major suppliers and customers of Borrower and the Subsidiary Guarantors. Such insurance shall contain an agreed amount endorsement waiving any coinsurance penalty and also cover service interruption and extra expenses in an amount not less than US$1,000,000. The deductibles on this policy shall not be greater than thirty (30) days.

(iii) Comprehensive General Liability Insurance. Borrower and the Subsidiary Guarantors shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than US$2,000,000. Such coverage shall include premises/operations, explosion, collapse, underground hazards, contractual liability, independent contractors, property damage and personal injury liability.

(iv) Automobile Liability Insurance. Borrower and the Subsidiary Guarantors shall maintain automobile liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than between US$75,000 and US$100,000 or the Mexican Peso equivalent of such sums.

(b) Endorsements. Borrower shall, unless otherwise agreed by Agent, cause all insurance policies carried and maintained in accordance with this Section 6.6 (other than those policies carried and/or maintained by or on behalf of the Specified Guarantors, solely in respect of property and assets of the Specified Guarantors and not in respect of any Collateral hereunder) to be endorsed as follows:

(i) The Trustee and the Agent shall be additional insureds with the Trustee as loss payee, with respect to the property policies of the Borrower and the Subsidiary Guarantors (other than the Specified Guarantors) described in Section 6.6(a)(i). The Trustee and the Agent shall be additional insureds with respect to the liability policies of the Borrower and the Subsidiary Guarantors (other than the Specified Guarantors) described in Sections 6.6(a)(ii) and (a)(iii). It shall be understood that any obligation imposed upon Borrower or any of the Subsidiary Guarantors, including but not limited to the obligation to pay premiums, shall be the sole obligation of Borrower or such Subsidiary Guarantor and not that of the Trustee nor the Agent;

(ii) inasmuch as the liability policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

(iii) the insurers thereunder shall waive all rights of subrogation against the Trustee and the Agent and any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise; and

(iv) if such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by Borrower, the applicable Subsidiary Guarantor or insurance carrier which affect the interests of the Agent, such cancellation or change shall not be effective as to the Agent until thirty (30) days, except for non-payment of premium which shall be ten (10) days, after receipt by the Agent of written notice sent by mail from such insurer.

(c) Certifications. At each policy renewal, Borrower shall provide to the Agent approved certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in Section 6.6(b) above, for such insurance required in this Section 6.6.

(d) General. The Agent and its Related Persons shall be entitled, upon reasonable advance notice, to review Borrower’s and each of the Subsidiary Guarantors’ books and records regarding all insurance policies carried and maintained with respect to Borrower’s and the Subsidiary Guarantors’ obligations under this Section 6.6. Upon request, Borrower shall furnish the Agent with copies of all insurance policies, binders, and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 6.6 or any provision of this Agreement shall impose on the Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Borrower and the Subsidiary Guarantors, nor shall the Agent be responsible for any representations or warranties made by or on behalf of Borrower or any of the Subsidiary Guarantors to any insurance broker, company or underwriter. The Agent, at its sole option, may obtain such insurance if not provided by Borrower or by the Subsidiary Guarantors and in such event, Borrower shall reimburse the Agent upon demand for the cost thereof together with interest.

6.7 Certificates; Other Information. Furnish to the Agent and the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.2(a) and (b), a Compliance Certificate executed by Borrower’s chief financial officer or chief accounting officer which (i) sets forth in reasonable detail the calculations required to establish that Borrower was in compliance with the requirements of Article 8 on the date of such financial statements, (ii) certifies that all such financial statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, as at the end of the relevant fiscal period then ended, and (iii) states whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, sets forth the details thereof and the action that Borrower is taking or proposes to take with respect thereto; and

(b) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any of the Subsidiary Guarantors as the Agent may from time to time reasonably request.

6.8 Payment of Obligations. Pay and discharge at or before maturity all of Borrower’s or any of its Subsidiaries’ material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like, which, if unpaid, would by law give rise to a Lien), except where the same may be contested in good faith by appropriate negotiations or proceedings, and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

6.9 Conduct of Business and Maintenance of Existence.

(a) Preserve and maintain in full force and effect Borrower’s and each Subsidiary Guarantor’s organizational existence; and

(b) Continue to engage in business of the same general type as now conducted by Borrower or any of its Subsidiaries or any business complimentary or related thereto; do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of Borrower’s or such Subsidiary’s business except as would not reasonably be expected to have a Material Adverse Effect; provided, however, that the restrictions described in this Section 6.9 shall not prohibit the discontinuance of any business activity or operation if, in the good faith judgment of Borrower, such action is desirable in the conduct of the business of Borrower or such Subsidiary and is not disadvantageous in any material respect to the Lenders.

6.10 Licenses. Obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any Government Authority necessary in connection with the execution, delivery and performance of the Loan Documents and the consummation of the transactions therein contemplated.

6.11 Ranking. Take or cause to be taken all action which may be or become necessary or appropriate to ensure that Borrower’s Obligations under this Agreement and the other Loan Documents, as applicable, will continue to constitute its direct, unconditional and senior secured obligations.

6.12 Guarantors. Within ten (10) Business Days of the creation or acquisition (from time to time) by Parras Cone of any Subsidiary, cause such Subsidiary to (i) execute a joinder agreement in form and substance satisfactory to the Agent pursuant to which such Subsidiary shall become a “Guarantor” under the Subsidiary Guaranty and (ii) transfer its assets to a guaranty trust and grant such collateral and pledge such assets as set forth therein.

6.13 Hazardous Substances. Without limiting the generality of Section 6.1, comply with all applicable Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect. The Credit Parties shall promptly, at their sole cost and expense, take all reasonable actions with respect to any Hazardous Substances or other environmental condition at, on, or under any of their respective real property necessary to (except in each case, as would not reasonably be expected to have a Material Adverse Effect) (i) comply with all applicable Environmental Laws, (ii) allow continued use, occupation or operation of such property, and (iii) maintain the fair market value of such property.

6.14 Notices Regarding Hazardous Substances. Promptly notify the Agent in writing if it knows, suspects or believes that there may be any Hazardous Substance in or around any of its real property, or in the soil, groundwater or soil vapor on or under such property, or that it may be subject to any threatened or pending investigation by any Governmental Agency under any current or future law (including, without limitation, applicable Environmental Laws), regulation or ordinance pertaining to any Hazardous Substance, in each case, to the extent that a Material Adverse Effect would reasonably be expected to result therefrom.

6.15 Further Assurances. Promptly execute and deliver (or use reasonable efforts to cause other Persons to execute and deliver) any and all further documents, agreements and instruments, and to take further action (including, without limitation, giving notices of assignment, recording assignments of mortgages, pledges and other security documents) that may be required under applicable law, or that the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to evidence, confirm, grant, preserve and perfect the Agent’s security interest in the Collateral.

6.16 Collateral. (a) Within ten (10) Business Days from the acquisition of land, buildings, machinery or equipment by any of the Subsidiary Guarantors (other than the Specified Guarantors) (i) in an amount equal to or greater than US$200,000 for a single asset acquisition or (ii) in an amount equal to or greater than US$500,000 for asset acquisitions in the aggregate during an interim period prior to the dates referenced in clause (b) and (b) on each June 1st and December 1st of each Fiscal Year for the cumulative amount of land, buildings, machinery or equipment acquired since the immediately preceding June 1st or December 1 st for which the aggregate value of assets acquired during an interim period is less than US$500,000, Borrower shall cause such Subsidiary Guarantor (other than the Specified Guarantors) to (i) grant as collateral and pledge any such other property or assets of whatever kind and nature consistent with the terms of the Guaranty Trust and (ii) cause such Subsidiary Guarantor (other than the Specified Guarantors) to transfer such assets to the Guaranty Trust and grant as collateral and pledge any such other property or assets as set forth in the Guaranty Trust.

6.17 Maintenance of Property. Keep all property useful and necessary in Borrower’s or any of its Subsidiaries’ businesses in good working order and condition, ordinary wear and tear excepted; provided, however, that Borrower or such Subsidiary shall not be prevented by this Section 6.17 from discontinuing those operations or disposing of or suspending the maintenance of those properties which, in the reasonable judgment of Borrower or such Subsidiary, are no longer necessary or useful in the conduct of the business of Borrower or such Subsidiary, so long as such discontinuation, disposition or suspension is not disadvantageous in any material respect to the Lenders.

7. Negative Covenants

Borrower covenants and agrees with the Agent and the Lenders that until this Agreement terminates in accordance with Section 11.4, it will not do or permit, and where applicable, cause each of its Subsidiaries not to do or permit any of the following to occur:

7.1 Mergers. Consolidate or merge with or into any other Person; provided that any Subsidiary may merge into Borrower or into another Subsidiary, provided that in the case of Borrower, Borrower shall be the surviving entity.

7.2 Sale of Assets. Sell, lease or otherwise dispose of its properties or other assets, including the stock of any of its Subsidiaries or any of its accounts receivable or other forms of obligations during the term of this Agreement; provided that Borrower or any of its Subsidiaries may sell, lease or otherwise dispose of any of its assets in the ordinary course of business or otherwise in accordance with Section 6.9; provided further that Parras Cone may (i) sell, assign or otherwise transfer Parras Cone Receivables to any U.S. Affiliate and (ii) sell buildings, land, machinery or equipment so long as (a) the value of such assets do not exceed US$250,000 in any single transaction and (b) the aggregate value for all buildings, land, machinery or equipment sold during any fiscal year of Borrower do not exceed US$500,000. Notwithstanding anything contained in this Section 7.2, the sale of assets consisting of Collateral may only be made as provided in the Guaranty Trust or the Security Agreement, as applicable.

7.3 Sale and Lease-Back Transactions. Enter into any sale-leaseback, synthetic lease or similar transaction involving any arrangement, directly or indirectly, with any person whereby Borrower or any of its Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless the sale of such property is permitted by Section 7.2.

7.4 Other Indebtedness; Cancellation of Indebtedness; Affiliate Transactions.

(a) Create, incur, assume or permit to exist any Indebtedness or Guaranteed Indebtedness, except (i) Indebtedness secured by Permitted Encumbrances, (ii) the Term Loans and the other Obligations, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (v) Guaranteed Indebtedness described in Schedule 7.4(a), (vi) Capital Lease Obligations secured only by the acquired asset of Borrower or any of its Subsidiaries in the ordinary course of business, (vii) the Foreign Exchange Facility and any foreign exchange forward contracts entered into in connection therewith for the purpose of hedging currency exchange risk and not for speculative purposes and (viii) existing Indebtedness described in Schedule 7.4(a) and refinancings thereof or amendments or modifications thereto on terms and conditions no less favorable to Borrower or the applicable Subsidiary of Borrower, as determined by the Agent in the exercise of its reasonable discretion, than (x) the terms of the Indebtedness being refinanced, amended or modified or (y) the terms of this Agreement, unless in either case, such terms and conditions are incorporated into this Agreement for the benefit of the Agent and the Lenders.

(b) Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

(c) Enter into or be a party to any transaction with any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or any of its Subsidiary’s business and upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary; provided that (i) Borrower may contribute the proceeds of the Initial Term Loans and such additional amounts to Parras Cone as are necessary in order for Parras Cone to repay the Existing Indebtedness and pay fees and expenses in connection therewith and (ii) Parras Cone may sell, assign or otherwise transfer the Parras Cone Receivables to any U.S. Affiliate.

7.5 Liens. Create, incur or allow to exist Liens other than Permitted Encumbrances with respect to any assets of Borrower or any of its Subsidiaries.

7.6 Restriction on Dividend Payments and Intercompany Transfers.

(a) Declare or pay any dividend on, or repurchase or commit to repurchase, any of the shares of Borrower’s capital stock of any class or make or commit to make any other payment in respect thereof or cause any equity reduction in Borrower’s capital stock of any class.

(b) Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person (other than Borrower’s shareholders) with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

7.7 Restriction on Amendments to Organizational Documents. Amend or modify Borrower’s or any of its Subsidiaries’ Organizational Documents in a manner that is material and adverse to the Lenders.

7.8 Changes in Business. Borrower shall not engage in any business activities other than (i) ownership of the Equity Interests of Parras Cone or of any other Subsidiary in existence on the date hereof or from time to time created or acquired in accordance with this Agreement or investments in other Persons not prohibited by this Agreement, (ii) activities incidental to maintenance of its existence and (iii) performance of its obligations under this Agreement and the other Loan Documents.

7.9 Permitted Activities of Administración Parras Cone, S.A. de C.V. and Manufacturas Parras Cone, S.A. de C.V. Administración Parras Cone, S.A. de C.V. and Manufacturas Parras Cone, S.A. de C.V. shall not (a) incur, directly or indirectly, any Indebtedness, (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than Liens created under the respective Loan Documents to which it is a party or permitted pursuant to Section 7.5 hereof; or (c) engage in any business or activity or own any assets other than (i) employing persons who provide services to Parras Cone, (ii) performing its respective obligations and activities incidental thereto under the Loan Documents and (iii) performing any activities incidental to the foregoing clauses (i) and (ii).

8. Specific Financial Covenants

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated on a quarterly basis in accordance with GAAP (provided that the covenant set forth in Section 8.3 shall be calculated on an annual basis):

8.1 Minimum Collateral Coverage Ratio. The Minimum Collateral Coverage Ratio, measured as of the end of the Fiscal Quarter ending on each date set forth below, shall not to be less than the following:

Period	Minimum Collateral Coverage

December 31, 2006	1.288:1.0

March 31, 2007	1.310:1.0

June 30, 2007	1.332:1.0

September 30, 2007	1.356:1.0

December 31, 2007	1.380:1.0

March 31, 2008	1.405:1.0

June 30, 2008	1.431:1.0

September 30, 2008	1.458:1.0

December 31, 2008	1.486:1.0

March 31, 2009	1.515:1.0

June 30, 2009	1.546:1.0

September 30, 2009 and thereafter	1.577:1.0

8.2 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall not at any time be less than 1.05:1.0.

8.3 Maximum Capital Expenditures. Borrower and the Subsidiary Guarantors, on a consolidated basis, shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures per Fiscal Year

From the Closing Date through December 31, 2006	US$	375,000

January 1, 2007 through December 31, 2007	US$	2,650,000

January 1, 2008 through December 31, 2008	US$	4,000,000

January 1, 2009 through December 31, 2009	US$	1,000,000

January 1, 2010 through December 31, 2010	US$	1,750,000

January 1, 2011 through March 31, 2011	US$	500,000

; provided, that (x) if at the end of any period set forth above, the amount specified above for Capital Expenditures during such period (before giving effect to the Excess Amount, as hereinafter defined) exceeds the aggregate amount of Capital Expenditures actually made or incurred by Borrower and the Subsidiary Guarantors on a consolidated basis during such period (the amount of such excess being referred to herein as the “Excess Amount”), Borrower and the Subsidiary Guarantors shall be entitled to make additional Capital Expenditures in the immediately (but not any other) succeeding period in an aggregate amount equal to the sum of the Excess Amount plus the amount set forth above for such period and (y) in determining whether any amount is available for carryover, the amount expended in any period shall first be deemed to be from the amount allocated to such period (before giving effect to the Excess Amount).

9. Events of Default and Remedies

9.1 Events of Default. If one or more of the following events (“Events of Defaults”) shall have occurred and be continuing:

(a) Borrower shall fail to pay when due (i) any principal of or interest on the Term Loans or any fees or any other amounts payable to the Trustee hereunder or under any other Loan Document, or (ii) any other fees or any other amount payable hereunder or under any Loan Document within five (5) Business Days of the due date hereof;

(b) any Credit Party shall fail to observe or perform any covenant contained in Sections 3.1, 6.2, 6.3, 6.4, 6.6, and 6.9(a), Article 7, Sections 8.1 through 8.3, inclusive, of this Agreement;

(c) any Credit Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) or (b) above) for thirty (30) days after notice thereof has been given to Borrower by the Agent or any Lender;

(d) any representation, warranty, certification or statement made by or on behalf of any Credit Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made);

(e) this Agreement or any other Loan Document or any material provision hereof or thereof shall at any time and for any reason cease to be valid, binding and enforceable in accordance with its terms, be declared to be null and void, or a proceeding shall be commenced by any Credit Party, or by a Governmental Authority having jurisdiction over such party, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof);

(f) Borrower, Subsidiary Guarantor or any U.S. Affiliate shall fail (i) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Term Loans) in principal amount outstanding (individually or in the aggregate) of at least US$500,000 (or its equivalent in another currency), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure, or (ii) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(g) Borrower, any of the Subsidiary Guarantors or any U.S. Affiliate with assets in excess of $1,000,000 shall commence a voluntary case or other proceeding seeking liquidation, reorganization, concurso mercantil, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, síndico, visitador, conciliador, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit or creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against Borrower, any of the Subsidiary Guarantors, or any U.S. Affiliate with assets in excess of $1,000,000 seeking liquidation, reorganization, concurso mercantil or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, síndico, visitador, conciliador, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) consecutive days; or an order for relief shall be entered against Borrower, any of the Subsidiary Guarantors or any U.S. Affiliate with assets in excess of $1,000,000 under applicable bankruptcy or insolvency laws as now or hereafter in effect;

(i) any writ, execution, attachment or similar process shall be levied against all or any substantial part of the property of Borrower or any of the Subsidiary Guarantors in connection with any judgment exceeding US$500,000 (or its equivalent in any other currency), except to the extent covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, and shall remain unsatisfied, undischarged and in effect for a period of thirty (30) consecutive days without a stay of execution, unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against such property;

(j) (1) a Governmental Authority shall take any action, including a moratorium, having a material adverse effect on (A) the schedule of payments of the Borrower or any Subsidiary Guarantor under this Agreement, any Promissory Note, the other Loan Documents or otherwise, or (B) the currency in which any Credit Party may pay its obligations under this Agreement, the Promissory Notes, the other Loan Documents or otherwise, or (2) any Governmental Authority, agency or official shall nationalize, expropriate, seize or otherwise compulsorily acquire all or a substantial part of the assets of Borrower or any of its Subsidiaries; provided, however, that the events or actions by a Governmental Authority, agency or official set forth in immediately preceding clauses (1) and (2) shall constitute Events of Default only if such events or actions remain in effect for more than forty-five (45) consecutive days;

(k) Borrower or any of its Subsidiaries shall fail to pay within ten (10) days of the due date thereof, amounts due IMSS (Social Security Mexican Institute), INFONAVIT (National Housing Fund Institute) and/or SAR (Retirement Savings System) if the aggregate of such amounts at any time equals or exceeds US$100,000, unless the amounts due are being contested in good faith through appropriate proceedings;

(l) [RESERVED];

(m) a Change of Control;

(n) [RESERVED];

(o) any security interest and Lien purported to be created by the Guaranty Trust, the Security Agreement, the Affiliate Guaranty and Security Agreement, the UK Security Documents or the Pledge Agreement shall cease to be in full force and effect, or shall cease (other than through the failure of the Agent to take any actions within its control) to give the Agent, for the benefit of the Secured Parties, the Liens and security interests purported to be created and granted under such documents;

(p) all or any material part of the property of Borrower or any of its Subsidiaries shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of Borrower or such Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect; or

(q) any loss, theft, damage or destruction of any item or items of Collateral or other property of Borrower or any of its Subsidiaries occurs in ether case, which would reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

then, and in every such event, the Agent may, and shall at the request of the Required Lenders, by notice to Borrower (i) terminate the obligations of the Lenders to extend credit hereunder and they shall thereupon terminate; (ii) declare the Term Loans (together with accrued interest thereon) to be, and the Term Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) without any notice to Borrower or any other act by the Agent, the Lenders’ obligations to extend credit hereunder shall thereupon terminate and the Term Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under any other Loan Document, including the Guaranty Trust, the Security Agreement, the Pledge Agreement and, subject to the Intercreditor Agreement, the Affiliate Guaranty and Security Agreement and the UK Security Documents. Nothing contained in this Section 9.1 shall relieve Borrower of its obligation to make default interest payments in accordance with Section 2.8.

9.2 Remedies Cumulative. No remedy, right or power conferred upon the Lender hereunder or by applicable law is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

10. The Agent

10.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender hereby appoints GE Capital (together with any successor Agent pursuant to Section 10.9) as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) subject to the Guaranty Trust, manage, supervise and otherwise deal with the Collateral, (v) subject to the Guaranty Trust, take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, any Requirement of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver.

(c) Limited Duties. Under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 11.11(e) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document that to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

10.2 Binding Effect. Each Lender agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

10.3 Use of Discretion.

(a) No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

10.4 Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article 10 to the extent provided by the Agent.

10.5 Reliance and Liability.

(a) The Agent may, without incurring any liability hereunder, (i) treat the payee of any Promissory Note as its holder until such Promissory Note has been assigned in accordance with Section 11.11, (ii) rely on the Register to the extent set forth in Section 11.11(e), (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of the Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, Borrower and each other Credit Party hereby waive and shall not assert (and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

(ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Agent based thereon.

10.6 Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, or engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any

Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

10.7 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Agent to the Lenders, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Agent or any of its Related Persons.

10.8 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severably and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severably and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

10.9 Resignation of Agent.

(a) The Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective 30 days after the date of the notice. If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

10.10 Release of Collateral or Guarantors Each Lender hereby consents to the release and hereby directs the Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Guarantor from its guaranty of any Obligation if all of the Equity Interests of such Guarantor owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Guarantor would not be required to guaranty any Obligations pursuant to Section 6.12 or any other Loan Document; and

(b) any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 6.16 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted under clause (h) of the definition of Permitted Encumbrances and (iii) all of the Collateral and all Credit Parties, upon (A) payment and satisfaction in full of all Loans and all other Obligations under the Loan Documents and all interest thereon, that the Agent has been notified in writing are then due and payable and (B) to the extent requested by the Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to the Agent.

Each Lender hereby directs the Agent, and the Agent hereby agrees, upon receipt of five (5) days advance notice from the Borrower, or such shorter period as may be agreed by the Agent, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

11. Miscellaneous

11.1 No Waiver, Amendment, Optional Notice.

(a) No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default. No failure to exercise or delay in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power.

(b) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders), the Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by the Agent with the consent of all the Lenders directly affected thereby) (in addition to the Required Lenders or the Agent with the consent of the Required Lenders), the Borrower and acknowledged by the Agent, do any of the following:

(i) postpone or delay any date fixed for, or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(ii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iii) change the percentage of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(iv) amend this Section 11.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(v) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iii), (iv) and (v).

(c) No amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders directly affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Agent under this Agreement or any other Loan Document.

(d) Notwithstanding anything to the contrary contained in this Section 11.1, the Agent may amend Schedule 1.19 to reflect assignments entered into pursuant to Section 11.11.

(e) No optional notice to or demand on Borrower, or any other Person shall entitle Borrower or such other Person to any other or further notice or demand in similar or other circumstances.

11.2 Notices; Electronic Transmission.

(a) Notices.

(i) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing or by electronic mail (if such electronic transmission includes an attachment that may be posted) and (A) addressed to the address set forth on the applicable signature page hereto, (B) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (C) posted to any other E-System set up by or at the direction of Agent or (D) addressed to such other address as shall be notified in writing (1) in the case of the Borrower and the Agent, to the other parties hereto and (2) in the case of all other parties, to the Borrower and the Agent.

(ii) Effectiveness. All communications described in clause (i) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (A) if delivered by hand, upon personal delivery, (B) if delivered by overnight courier service, 1 Business Day after delivery to such courier service, (C) if delivered by mail, when deposited in the mails, (D) if delivered by facsimile (other than to post to an E-System pursuant to clause (i)(B) or (i)(C) above), upon sender’s receipt of confirmation of proper transmission, and (E) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article 2 shall be effective until received by Agent.

(iii) Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

(b)	Electronic Transmissions.

(i) Authorization. Subject to the provisions of Section 11.2(a)(i), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(ii) Signatures. Subject to the provisions of Section 11.2(a)(i), (A)(1) no posting to any E-System shall be denied legal effect merely because it is made electronically, (2) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (3) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of the Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (B) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (C) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (D) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(iii) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to this Section 11.2, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(iv) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Borrower, each other Credit Party executing any Loan Document and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

11.3 Governing Law; Jurisdiction; Waiver.

(a) This Agreement shall be governed by and construed in accordance with the law of the State of New York (without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law).

(b) Each of the parties hereto hereby expressly, irrevocably and unconditionally: (i) agrees that any legal proceeding against it arising out of or in connection with this Agreement, any other Loan Document (other than any Promissory Note or the Guaranty Trust), or the Term Loans shall be brought in the competent courts of the State of New York or in the United States District Court for the Southern District of New York, both located in New York City, New York (collectively, the “New York Courts”), (ii) expressly submits to the jurisdiction of the New York Courts, (iii) agrees and consents that service of process may be made upon it in any proceeding arising out of this Agreement, any other Loan Document (other than any Promissory Note, the Guaranty Trust or the Pledge Agreement), or the Term Loans by service of process as provided by New York law; (iv) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of this Agreement, any other Loan Document (other than any Promissory Notes, the Guaranty Trust or the Pledge Agreement), or the Term Loans in the New York Courts; (v) waives, to the fullest extent permitted by law, any claim that any such suit, action or proceeding in any New York Court has been brought in an inconvenient forum; and (vi) to the fullest extent permitted by law, waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party.

(c) Borrower (i) irrevocably appoints CT Corporation System, which is presently located at 111 Eighth Avenue, New York, New York 10011, United States, as its agent to receive, on behalf of itself and its properties and revenues, service of process in the United States in connection with any such suit, action or proceeding, and (ii) irrevocably consents to the service of process out of any of the New York Courts in any such suit, action or proceeding by the mailing of copies thereof by courier service, return receipt requested, postage prepaid, to it at its addresses set forth herein.

(d) BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE PROMISSORY NOTES, ANY OTHER LOAN DOCUMENT OR THE TERM LOANS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT OR ACTIONS OF THE AGENT, ANY LENDER OR BORROWER RELATING HERETO.

(e) Waiver of Immunities. To the extent permitted by applicable law, if Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, jurisdiction of any court or set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations under this Agreement, any Promissory Note or any other Loan Document. Borrower agrees that the waivers set forth above shall have the force and effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

11.4 Survival, Parties Bound; Reinstatement. All representations, warranties, covenants and agreements made by or on behalf of any Credit Party, the Agent or any Lender in connection herewith (other than Section 11.17) shall (a) survive, as of the date each is made, the execution and delivery of the Loan Documents; (b) not be affected by an investigation made by any Person; and (c) bind each of the parties hereto and their respective successors, trustees, receivers and assigns and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall terminate upon the full and final payment in cash of all the Obligations. Notwithstanding anything contained in the preceding sentence to the contrary, this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation, concurso mercantil, or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, trustee, liquidator, síndico, conciliador, visitador, custodian or other similar official be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference” (or its equivalent under Mexican law), “fraudulent conveyance” (or its equivalent under Mexican law), or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.5 Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

11.6 Language. Each notice, communication or other document delivered under the Loan Documents by any Credit Party on its behalf or on behalf of any of its Subsidiaries, unless submitted in the English language, shall be accompanied by an English translation thereof and the English version shall govern in the event of any conflict with the non-English version thereof; provided that if any such conflict should arise with respect to Mexican governmental authorizations or approvals, or any other Loan Document originally executed in Mexico, in connection with any proceeding in Mexico, then the Spanish language version thereof shall govern.

11.7 Captions. The headings and captions appearing on the Loan Documents have been included solely for convenience of reference and shall not be considered in construing the Loan Documents.

11.8 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower shall bear all reasonable expenses of the Agent and the Lenders (including, without limitation, travel expenses and fees and expenses of attorneys and other professionals) in connection with the (i) negotiation, preparation, execution, filing and recording of the Loan Documents and the making of the Term Loans, (ii) the negotiation, preparation, execution, filing or recording of any amendments to the Loan Documents and (iii) the maintenance of the Guaranty Trust and for other costs and expenses (including, without limitation, fees to the Trustee, travel expenses and audit and appraisal costs) incurred in connection with the valuation of the Collateral including the determination of the NFLV and FMV. Borrower shall further bear all expenses of the Agent and the Lenders (including, without limitation, travel expenses and reasonable fees and expenses of attorneys and other professionals) in connection with the (x) enforcing, refiling, re-recording, modification, supplementing and consents and waivers relating to any of the Loan Documents, and (y) the servicing and collection of the Term Loans and other amounts due under any of the Loan Documents after the occurrence of an Event of Default. The obligations of Borrower under this Section 11.8 shall survive the termination of this Agreement.

11.9 Entire Agreement. This Agreement, the other Loan Documents and the Schedules or Exhibits hereto embody the entire agreement between the parties with respect to the transactions contemplated herein and supersede all prior proposals, agreements and undertakings relating to the subject matter hereof.

11.10 Severability. If any provision of any Loan Document shall be judged invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby.

11.11 Assignment; Participations.

(a) Borrower shall not, without the prior written consent of the Lenders, be entitled to assign any Loan Document or any of its rights or Obligations thereunder to any other Person and any purported assignment thereof shall be deemed null and void and of no force or effect.

(b) Each Lender may at any time sell, transfer, negotiate or assign (a “Sale”) to one or more Registered Entities or a Mexican Person (but excluding any entity which is (x) the Borrower or any Affiliate of the Borrower or (y) a direct competitor of Borrower, Cone Denim LLC or their respective Affiliates) or a Mexican bank or Mexican financial institution (each an “Assignee”) all, or any ratable part of all, of such Lender’s Term Loans, Promissory Note and the other rights and Obligations of such Lender hereunder; provided, however, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loans subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is of the assignor’s (together with its Affiliates) entire interest in the Term Loans or is made with the prior consent of the Borrower and the Agent. The parties to each such Sale shall execute and deliver to the Agent (which shall keep a copy thereof) an Assignment and payment by the Assignee of an assignment fee in the amount of $3,500 (unless waived by Agent in its sole discretion). Upon receipt of all the foregoing, from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment. Effective upon the entry of such record in the Register, (i) such Assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such Assignee pursuant to such Assignment, shall have the rights and obligations of a Lender and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto). Within five (5) Business Days after its receipt of notice from the Agent that a Lender has assigned all or part of its interest in the Term Loans, Borrower shall execute and deliver to the assigning Lender or the Assignee, as applicable, a new Promissory Note evidencing the Assignee’s assigned portion of the Term Loans and (i) if the assigning Lender has retained a portion of the Term Loans, a replacement Promissory Note, in the principal amount of the portion of the Term Loans retained by the assigning Lender (such Promissory Note to be in exchange for, but not in payment of, the Promissory Note held by the assigning Lender), or (ii) if the assigning Lender assigns its entire interest in the Term Loans, such Lender shall deliver the original Promissory Note evidencing such Term Loans to Borrower.

(c) In addition to the other rights provided in this Section 11.11 each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(d) Each Lender may at any time sell to any Person (other than a natural person or any Affiliate of Borrower) (a “Participant”) participating interests in such Lender’s Term Loans, and the other interests of such Lender hereunder and under the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.12, 2.14, 11.12, 11.13 and 11.14 as though it also were a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as if it were a Lender under this Agreement.

(e) The Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 11.11(e), shall establish and maintain at its address referred to in Section 11.2 (or at such other address as the Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent and each Lender in the Term Loans and any assignment of any such interest and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 11.11), (2) the amount of each Loan, (3) the LIBOR Period applicable to each Loan, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Agent from Borrower and its application to the Obligations.

11.12 Indemnification. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify, defend and hold the Agent, each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including, without limitation, reasonable attorney fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Term Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein (including, without limitation, the other Loan Documents), or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, the other Loan Documents or the Term Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements and obligations under this Section 11.12 shall survive the payment of all other Obligations.

11.13 Indemnity Regarding Use of Real Property. Without limiting the generality of Section 11.12, Borrower shall indemnify and hold each Indemnified Person (including, for purposes of this Section, the Trustee) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including, without limitation, reasonable attorney fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Term Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of or resulting from the ownership, operation, or use of any real property (including the Collateral) of Borrower or any of its Subsidiaries, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. The agreements in this Section 11.13 shall survive payment of all other Obligations.

11.14 Indemnity Regarding Hazardous Substances. Without limiting the generality of Sections 11.12 and 11.13, Borrower shall indemnify and hold each Indemnified Person (including, for purposes of this Section, the Trustee) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including, without limitation, reasonable attorney fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Term Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of or resulting from any of the following:

(a) Any Hazardous Substance being present at any time, in or around any part of any real property (including the Collateral) of Borrower or its Subsidiaries, or in the soil, groundwater or soil vapor on or under such property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b) Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance on any property currently or formerly owned, operated or utilized by Borrower, Borrower’s Subsidiaries or their respective shareholders. This indemnity will apply whether the Hazardous Substance is on, under or about any of Borrower’s or its Subsidiaries’ property or operations or property leased to Borrower or such Subsidiary, whether or not such property has been taken by the Agent as collateral.

11.15 Judgment Currency. The obligation of Borrower hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars except to the extent to which such tender or recovery shall result in the effective receipt by the Agent and the Lenders of the full amount of Dollars expressed to be payable hereunder, and Borrower agrees as an obligation independent of any Obligation hereunder, to indemnify the Agent and the Lenders (as an alternative or additional cause of action) for the amount (if any) by which such effective receipt shall be less than the full amount of Dollars expressed to be payable hereunder and such obligation to indemnify shall not be affected by judgment being obtained for any other sums due hereunder.

11.16 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.17 Confidentiality. The Agent and the Lenders agree to keep confidential any information furnished or made available to any of them by any Credit Party pursuant to this Agreement; provided that nothing herein shall prevent the Agent or any Lender from disclosing such information (a) to any of its Affiliates, or any officer, director, employee, agent, or advisor of the Agent or such Lender or any of its Affiliates whom it determines has a reasonable need to be furnished such information and who agrees to be bound by the terms of this Section 11.17, (b) to any other Person who agrees to be bound by the terms of this Section 11.17 if such disclosure is reasonably incidental to the administration of the Term Loans, (c) as required by any law, rule, or regulation, (d) upon a request or requirement (orally or in writing, by interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, or any similar legal process) of any court or administrative agency, governmental authority or civil litigant (the Agent or such Lender, however, shall to the extent permitted by law and as promptly as practicable, notify the applicable Credit Party prior to such disclosure so that such Credit Party may seek at such Credit Party’s sole expense a protective order or other appropriate remedy), (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to the Agent or such Lender other than as a result of a disclosure by the Agent or such Lender prohibited by this Agreement, (g) to the extent necessary in connection with the exercise of any remedy under this Agreement or any of the Loan Documents, and (h) subject to provisions substantially similar to those contained in this Section, to any actual or proposed assignee.

11.18 Set-off; Sharing of Payments.

(a) Right of Setoff. Subject to the Intercreditor Agreement, each of the Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender or any of their respective Affiliates to or for the credit or the account of Borrower or any other Credit Party against any Obligation of Borrower or any other Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Agent and each Lender agrees promptly to notify Borrower and the Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.18 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the Code) of Collateral) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

11.19 No Third Parties Benefited This Agreement is made and entered into for the sole protection and legal benefit of Borrower, the Lenders, the Agent and, subject to the provisions of Section 10.11 hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

11.20 Lender-Creditor Relationship The relationship between Agent and each Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

[Signature pages to follow.]

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Agreement as of the day and year first above written.

BURLINGTON MORELOS, S.A. DE C.V.
as Borrower

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Km. 2.5 Carretera Yecapixtla - Agua Hedionda

Yecapixtla, Morelos. 62820

Mexico

Attn: General Manager

Tel: 011-52-842-426-0010

Fax: 011-52-842-426-0030

and

General Counsel

ITG

804 Green Valley Road, Suite 300

Greensboro, NC 27408

Tel: 336-379-6220

Fax: 336-379-6043

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and a Lender

By:
Name:
Title:	Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation

201 Merritt 7

P.O. Box 5201

Norwalk, Connecticut 06851

Attn: International Textiles Account Officer

Tel: (203) 956-4202

Fax: (203) 956-4238

UBS AG, STAMFORD BRANCH,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attn.:

Tel:

Fax:

BANK OF AMERICA, N.A,
as a Lender

By:
Name:
Title:

Address for Notices:

Bank of America, N.A.

Attn.:

Tel:

Fax: